      As filed with the Securities and Exchange Commission on May 25, 2004
                                                   Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------
                   THE CLEVELAND ELECTRIC ILLUMINATING COMPANY
             (Exact name of registrant as specified in its charter)

                OHIO                         4911                         34-0150020
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer Identification
 incorporation or organization)   Classification Code Number)               Number)

                              C/O FIRSTENERGY CORP.
                              76 SOUTH MAIN STREET
                             AKRON, OHIO 44308-1890
                                 (800) 384-5800

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          -----------------------------

                             LEILA L. VESPOLI, ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                              C/O FIRSTENERGY CORP.
                              76 SOUTH MAIN STREET
                             AKRON, OHIO 44308-1890
                                 (800) 384-5800

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         -------------------------------

                                 WITH COPIES TO:

 LUCAS F. TORRES, ESQ.                                DOUGLAS E. DAVIDSON, ESQ.
PILLSBURY WINTHROP LLP                                 THELEN REID & PRIEST LLP
     1540 BROADWAY                                         875 THIRD AVENUE
  NEW YORK, NY 10036                                   NEW YORK, NY 10022-6225
   (212) 858-1000                                          (212) 603-2000
 FAX: (212)858-1500                                     FAX: (212) 603-2001

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the registration statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED
                                                       PROPOSED       MAXIMUM
        TITLE OF EACH CLASS               AMOUNT        MAXIMUM      AGGREGATE     AMOUNT OF
           OF SECURITIES                  TO BE      OFFERING PRICE  OFFERING     REGISTRATION
          TO BE REGISTERED              REGISTERED      PER UNIT       PRICE         FEE(1)
----------------------------------------------------------------------------------------------
5.65% Exchange Senior Notes due 2013   $300,000,000       100%       $300,000,000   $38,010

(1) In accordance with Rule 457(f)(2) under the Securities Act of 1933, the registration fee is based on the book value of the outstanding 5.65% Senior Notes due 2013 of The Cleveland Electric Illuminating Company to be cancelled in the exchange transaction hereunder.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                     SUBJECT TO COMPLETION, DATED MAY    , 2004

PROSPECTUS

                   THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

                                OFFER TO EXCHANGE

                                  $300,000,000
                           5.65% EXCHANGE SENIOR NOTES
                                    DUE 2013

                                 FOR ANY AND ALL

                               5.65% SENIOR NOTES
                                    DUE 2013

                        --------------------------------

      We are offering to exchange up to $300,000,000 in aggregate principal amount of our registered 5.65% Exchange Senior Notes due 2013, which we refer to as the Exchange Notes, for $300,000,000 in aggregate principal amount of our outstanding unregistered 5.65% Senior Notes due 2013, which we refer to as the Original Notes. The terms of the Exchange Notes are identical in all material respects to the terms of the Original Notes, except that the Exchange Notes have been registered under the Securities Act of 1933, and, therefore, the terms relating to transfer restrictions, registration rights and additional interest applicable to the Original Notes are not applicable to the Exchange Notes, and the Exchange Notes will bear different CUSIP numbers.

  -   This exchange offer will expire at 5:00 p.m., New York City time, on     ,
      2004, unless extended.

  - All Original Notes that are validly tendered, and not validly withdrawn, will be exchanged. You should carefully review the procedures for tendering the Original Notes beginning on page 29 of this prospectus.

  - You may validly withdraw tenders of Original Notes at any time before the expiration of this exchange offer.

  - If you fail to tender your Original Notes, you will continue to hold unregistered, restricted securities, and your ability to transfer them could be adversely affected.

  - The exchange of Original Notes for Exchange Notes will not be a taxable event for United States federal income tax purposes.

  - Original Notes may be exchanged for Exchange Notes only in minimum denominations of $1,000 and integral multiples thereof.

  -   We will not receive any proceeds from this exchange offer.

  - No public market currently exists for the Exchange Notes. We do not intend to apply for listing of the Exchange Notes on any national securities exchange or to arrange for the Exchange Notes to be quoted on any automated quotation system, and, therefore, an active public market is not anticipated.

      Each broker-dealer that receives Exchange Notes for its own account in this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. The related letter of transmittal that is delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes the broker-dealer acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus available to any broker-dealer for use in connection with any such resale for a period ending 90 days after the consummation of this exchange offer or, if sooner, the date on which those Exchange Notes held by the broker-dealer have been sold (unless such period is extended pursuant to the registration rights agreement). See "Plan of Distribution" beginning on page 53 of this prospectus.

      Each holder of Original Notes wishing to accept this exchange offer must effect a tender of Original Notes by book-entry transfer into the exchange agent's account at The Depository Trust Company ("DTC"). All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section of this prospectus entitled "The Exchange Offer" beginning on page 25.

      SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN EXCHANGE NOTES.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND RELATED DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS CAREFULLY BEFORE MAKING YOUR DECISION TO PARTICIPATE IN THIS EXCHANGE OFFER.

                     The date of this prospectus is    , 2004.

                                Table of Contents

                                                                                        Page
                                                                                        ----
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS...............................      2

SUMMARY............................................................................      4

RISK FACTORS......................................................................      16

USE OF PROCEEDS...................................................................      23

CAPITALIZATION AND SHORT-TERM DEBT................................................      24

SUMMARY CONSOLIDATED FINANCIAL INFORMATION........................................      25

THE EXCHANGE OFFER................................................................      25

DESCRIPTION OF EXCHANGE NOTES.....................................................      36

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.............................      50

PLAN OF DISTRIBUTION..............................................................      53

LEGAL MATTERS.....................................................................      55

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.....................................      55

WHERE YOU CAN FIND MORE INFORMATION...............................................      55

      THIS PROSPECTUS INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. COPIES OF THIS INFORMATION ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. WRITTEN REQUESTS SHOULD BE SENT TO THE CLEVELAND ELECTRIC ILLUMINATING COMPANY, C/O FIRSTENERGY CORP., 76 SOUTH MAIN STREET, AKRON, OHIO 44308-1890, ATTENTION: INVESTOR SERVICES. ORAL REQUESTS SHOULD BE MADE BY TELEPHONING (800) 736-3402. TO OBTAIN
TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN        , 2004,
WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THIS EXCHANGE OFFER.

      THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD RELY ONLY ON THE INFORMATION WE HAVE PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER AND THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the statements contained in this prospectus and incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the Securities Act) and Section 21E of the Securities Exchange Act of 1934 (the Exchange Act). These statements include declarations regarding our or our management's intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. Forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

      The forward-looking statements contained and incorporated by reference herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

  - the speed and nature of increased competition and deregulation in the electric utility industry;

  -   economic or weather conditions affecting future sales and margins;

  -   changes in markets for energy services;

  -   changing energy and commodity market prices;

  - replacement power costs being higher than anticipated or inadequately hedged;

  -   maintenance costs being higher than anticipated;

  - legislative and regulatory changes (including revised environmental requirements);

  - adverse regulatory or legal decisions and the outcome of governmental investigations (including revocation of necessary licenses or operating permits);

  -   availability and cost of capital;

  -   the continuing availability and operation of generating units;

  - the inability to accomplish or realize anticipated benefits of strategic goals;

  - the ability to improve electric commodity margins and to experience growth in the distribution business;

  -   the ability to access the public securities markets;

  - further investigation into the causes of the August 14, 2003 regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the outage;

  - a denial of or material change to our application related to our Ohio rate stabilization plan; and

  - other factors discussed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2003, and in this prospectus under the heading "RISK FACTORS"; and

  -   other similar factors.

Any forward-looking statements speak only as of the date of this prospectus, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. The foregoing review of factors should not be construed as exhaustive.

                                     SUMMARY

      This summary highlights selected information from this prospectus. This summary is not complete and may not contain all of the information that you should consider prior to making a decision to exchange Original Notes for Exchange Notes. You should read the entire prospectus carefully, including the "Risk Factors" section beginning on page 16 of this prospectus and the financial statements and notes to these statements incorporated by reference in this prospectus. In this prospectus, unless the context indicates otherwise, the words "Cleveland Electric," "the company," "we," "our," "ours" and "us" refer to The Cleveland Electric Illuminating Company.

                   THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

      We are a wholly owned electric utility operating subsidiary of FirstEnergy Corp., or FirstEnergy. FirstEnergy is a holding company registered under the Public Utility Holding Company Act of 1935. We engage in the generation, distribution and sale of electric energy in an area of approximately 1,700 square miles in northeastern Ohio. We also engage in the sale, purchase and interchange of electric energy with other electric companies. The area we serve has a population of approximately 1.9 million.

      Our principal executive offices are located at 76 South Main Street, Akron, Ohio 44308-1890. Our telephone number is (800) 736-3402.

                               RECENT DEVELOPMENTS

      Davis-Besse Restoration

      On April 30, 2002, the Nuclear Regulatory Commission, or NRC, initiated a formal inspection process at the Davis-Besse nuclear plant. This action was taken in response to corrosion found by FirstEnergy Nuclear Operating Committee, or FENOC, in the reactor vessel head near the nozzle penetration hole during a refueling outage in the first quarter of 2002. The purpose of the formal inspection process was to establish criteria for NRC oversight of the licensee's performance and to provide a record of the major regulatory and licensee actions taken, and technical issues resolved.

      Restart activities included both hardware and management issues. In addition to refurbishment and installation work at the plant, FENOC made significant management and human performance changes with the intent of enhancing the proper safety culture throughout the workforce. The focus of activities in the first quarter of 2004 involved management and human performance issues. On March 8, 2004, the NRC approved the restart of the plant and on April 4, 2004 Davis-Besse resumed generating electricity at 100% power. The Davis-Besse restoration resulted in additional capital and operating costs of $292 million, as well as $380 million of replacement power costs.

      FENOC has received a subpoena from a grand jury sitting in the United States District Court for the Northern District of Ohio, Eastern Division requesting the production of certain documents and records relating to the inspection and maintenance of the reactor vessel head at the Davis-Besse plant. We are unable to predict the outcome of this investigation. FENOC remains subject to possible civil enforcement action by the NRC in connection with the events leading to the Davis-Besse outage. If it were ultimately determined that we or FirstEnergy have legal liability or are otherwise made subject to regulatory or civil enforcement action with respect to the Davis-Besse outage, it could have a material adverse effect on our financial condition and results of operations.

      Power Outage

      On August 14, 2003, various states and parts of southern Canada experienced a widespread power outage. That outage affected approximately 1.4 million customers in FirstEnergy's service area. On April 5, 2004, the U.S.-Canada Power Outage System Task Force released its final report on this outage. The final report supercedes the interim report that had been issued in November 2003. In the final report, the Task Force concluded, among other things, that the problems leading to the outage began in FirstEnergy's Ohio service area. Specifically, the final report concludes, among other things, that the initiation of the August 14th outage resulted from the coincidence on that afternoon of several events, including an alleged failure of both FirstEnergy and the East Central Area Reliability Agreement, or ECAR, to assess and understand perceived inadequacies within the FirstEnergy system; inadequate situational awareness of the developing conditions and a perceived failure to adequately manage tree growth in certain transmission rights of way. The Task Force also concluded that there was a failure of the interconnected grid's reliability organizations (Midwest Independent System Operator or MISO, and PJM Interconnection) to provide effective diagnostic support. The final report is publicly available through the Department of Energy's website (www.doe.gov). FirstEnergy believes that the final report does not provide a complete and comprehensive picture of the conditions that contributed to the August 14th outage and that it does not adequately address the underlying causes of the outage. FirstEnergy remains convinced that that the outage cannot be explained by events on any one utility's system. The final report contain 46 "recommendations to prevent or minimize the scope of future blackouts." Forty-five of those recommendations relate to broad industry or policy matters while one relates to activities the Task Force recommends be undertaken by FirstEnergy, MISO, PJM, and ECAR. FirstEnergy has undertaken several initiatives, some prior to and some since the August 14th power outage, to enhance reliability which are consistent with these and other recommendations and believes it will complete those related to summer 2004 by June 30 (see Reliability Initiatives below). As many of these initiatives already were in process and budgeted in 2004, FirstEnergy does not believe that any incremental expenses associated with additional initiatives undertaken during 2004 will have a material effect on its operations or financial results. The applicable government agencies and reliability coordinators may, however, take a different view as to recommended enhancements or may recommend additional enhancements in the future that could require additional, material expenditures.

      Legal Matters

      A number of legal and regulatory proceedings have been filed against FirstEnergy in connection with, among other things, the Davis-Besse outage, FirstEnergy's restatement of its earnings in 2003 and the August 14th outage, all as described above, alleging violations of federal securities laws, breaches of fiduciary duties by its directors and officers, or damages as a result of one or more of those events. We have also been named as a respondent in two such regulatory proceedings initiated at the Public Utilities Commission of Ohio, or PUCO, in response to complaints alleging failure to provide reasonable and adequate service stemming primarily from the August 14th power outage. We and FirstEnergy intend to defend these actions vigorously, but cannot predict the outcome of any of these proceedings or whether any further regulatory proceedings or legal actions may be instituted against us. In particular, if we or FirstEnergy were ultimately determined to have legal liability in connection with the August 14th outage, it could have a material adverse effect on our respective financial conditions and results of operations.

      Regulatory Matters

      On October 21, 2003, we, together with Ohio Edison and Toledo Edison, filed an application with the PUCO to establish generation service rates beginning January 1, 2006, in response to expressed concerns by the PUCO about price and supply uncertainty following the end of the market development period. The filing included two options (a) a competitive auction, which would establish a price for generation that customers would be charged during the period covered by the auction, or (b) a rate stabilization plan, which would extend current generation prices through 2008, ensuring adequate generation supply at stable prices and continuing our support of energy efficiency and economic development efforts. Under the first option, an auction would be conducted to secure generation service for our Ohio customers. Beginning in 2006, customers would pay market prices for generation as determined by the auction. Under the Rate Stabilization Plan option, customers would have price and supply stability through 2008, three years beyond the end of the market development period, as well as the benefits of a competitive market. Customer benefits would include: customer savings by extending the current five percent discount on generation costs and other customer credits; maintaining current distribution base rates through 2007; market-based auctions that may be conducted annually to ensure that customers pay the lowest available prices; extension of our support of energy-efficiency programs and the potential for continuing the program to give preferred access to nonaffiliated entities to generation capacity if shopping drops below 20%. Under the proposed plan, we are requesting: (i) extension of the transition cost amortization period from 2008 to July 2009; (ii) deferral of interest costs on the accumulated shopping incentive and other cost deferrals as new regulatory assets; and (iii) ability to initiate a request to increase generation rates only under certain limited conditions. On January 7, 2004, the PUCO staff filed testimony on the proposed rate plan generally supporting the Rate Stabilization Plan as opposed to the competitive auction proposal. Hearings began on February 11, 2004. On February 23, 2004, after consideration of PUCO Staff comments and testimony as well as those provided by some of the intervening parties, FirstEnergy made certain modifications to the Rate Stabilization Plan. Oral arguments were held before the PUCO on April 21, 2004 and a decision is expected from the PUCO in the Spring of 2004.

      Reliability Initiatives

      On October 15, 2003, NERC issued a Near Term Action Plan that contained recommendations for all control areas and reliability coordinators with respect to enhancing system reliability. Approximately 20 of the recommendations were directed at us and other FirstEnergy companies and broadly focused on initiatives that are recommended for completion by summer 2004. These initiatives principally relate to changes in voltage criteria and reactive resources management; operational preparedness and action plans; emergency response capabilities; and preparedness and operating center training. FirstEnergy presented a detailed compliance plan to NERC, which NERC subsequently endorsed on May 7, 2004, and the various initiatives are expected to be completed no later than June 30, 2004.

      On February 26 and 27, 2004, we and other FirstEnergy companies participated in a NERC Control Area Readiness Audit. This audit, part of an announced program by NERC to review control area operations throughout much of the United States during 2004, is an independent review to identify areas for improvement. The final audit report was completed on April 30, 2004. The report identified positive observations and included various recommendations for improvement. FirstEnergy is currently reviewing the audit results and recommendations and expects to implement those relating to summer 2004 by June
30. Based on its review thus far, FirstEnergy believes that none of the recommendations identify a need for any incremental material investment or upgrades to existing equipment. NERC or other applicable government agencies and reliability coordinators may, however, take a different view as to recommended enhancements or may recommend additional enhancements in the future that could require additional, material expenditures.

      On March 1, 2004, we and other FirstEnergy companies filed, in accordance with a November 25, 2003 order from the PUCO, their plan for addressing certain issues identified by the PUCO from the U.S. - Canada Power System Outage Task Force interim report. In particular, the filing addressed upgrades to FirstEnergy's control room computer hardware and software and enhancements to the training of control room operators. The PUCO will review the plan before determining the next steps, if any, in the proceeding.

      On April 22, 2004, FirstEnergy filed with the Federal Energy Regulatory Commission, or FERC, the results of the FERC-ordered independent study of part of Ohio's power grid. The study examined, among other things, the reliability of the transmission grid in critical points in the Northern Ohio area and the need, if any, for reactive power reinforcements during summer 2004 and 2005. FirstEnergy is currently reviewing the results of that study and expects to complete the implementation of recommendations relating to 2004 by this summer. Based on its review thus far, FirstEnergy believes that the study does not recommend any incremental material investment or upgrades to existing equipment. FERC or other applicable government agencies and reliability coordinators may, however, take a different view as to recommended enhancements or may recommend additional enhancements in the future that could require additional, material expenditures.

      With respect to each of the foregoing initiatives, FirstEnergy has requested and NERC has agreed to provide, a technical assistance team of experts to provide ongoing guidance and assistance in implementing and confirming timely and successful completion.

      Ratings of Securities

      On September 30, 2003, Fitch Ratings lowered the senior unsecured ratings of FirstEnergy to "BBB-" from "BBB." Fitch also lowered our senior secured, senior unsecured, and preferred stock ratings. Fitch announced that the Rating Outlook is Stable for the securities of FirstEnergy, and all of the securities of its electric utility operating companies.

      On December 23, 2003, Standard & Poor's, or S&P, lowered its corporate credit ratings on FirstEnergy and its regulated utility subsidiaries to "BBB-" from "BBB" and lowered FirstEnergy's senior unsecured debt rating to "BB+" from "BBB-". Our ratings were lowered one notch as well. The ratings were removed from CreditWatch with negative implications, where they had been placed by S&P on August 18, 2003, and the Ratings Outlook returned to Stable.

      On February 6, 2004, Moody's downgraded FirstEnergy senior unsecured debt to Baa3 from Baa2. Our ratings were confirmed.

                               THE EXCHANGE OFFER

Issuance of the Original Notes........  We issued and sold $300,000,000 of 5.65%
                                        Senior Notes on December 12, 2003 in a
                                        transaction not requiring registration under the
                                        Securities Act.

                                        The initial purchasers of the Original Notes sold
                                        beneficial interests in the Original Notes to
                                        qualified institutional buyers pursuant to Rule
                                        144A of the Securities Act and to non-US
                                        persons pursuant to Regulation S of the
                                        Securities Act. All of the Original Notes
                                        originally issued by us on December 12, 2003 are
                                        currently outstanding.

The Exchange Offer; Exchange Notes....  We are offering to exchange the Exchange Notes for the Original Notes to satisfy our obligations
                                        under the registration rights agreement we
                                        entered into when the Original Notes were issued
                                        and sold. The Exchange Notes will have been
                                        registered under the Securities Act and are of a
                                        like principal amount and like tenor of the
                                        Original Notes. Noteholders that validly tender
                                        their Original Notes and do not validly withdraw
                                        such tender before the expiration date will have
                                        the benefit of this exchange offer. Original Notes
                                        may be exchanged for Exchange Notes only in
                                        minimum denominations of $1,000 and integral
                                        multiples thereof. In order to exchange your
                                        Original Notes, you must validly tender them
                                        before the expiration date of this exchange offer.

Expiration Date.......................  5:00 p.m., New York City time, on , 2004, unless extended by us in our sole discretion. If
                                        extended, the term expiration date as used in this
                                        prospectus will mean the latest date and time to
                                        which this exchange offer is extended. We will
                                        accept for exchange any and all Original Notes
                                        which are validly tendered and not validly
                                        withdrawn before 5:00 p.m., New York City
                                        time, on the expiration date.

Conditions to the Exchange Offer......  This exchange offer is subject to certain customary conditions, some of which we may
                                        waive. See "The Exchange Offer - Conditions to
                                        the Exchange Offer."

Consequences of Failure to Exchange     If you fail to validly tender your Original Notes
Your Original Notes...................  for Exchange Notes in accordance with the terms of this exchange offer, or withdraw your tender,
                                        your Original Notes will continue to be subject to
                                        transfer restrictions. If you are eligible to
                                        participate in this exchange offer and you fail to
                                        validly tender your Original Notes, or withdraw
                                        your tender, you will not have any further rights
                                        under the registration rights agreement, including
                                        the right to require us to register your Original
                                        Notes, but your Original Notes will remain
                                        outstanding and continue to accrue interest. See
                                        "The Exchange Offer - Consequences of Failure
                                        to Exchange."

                                        Because we anticipate that most holders of
                                        Original Notes will elect to exchange their
                                        Original Notes, we expect that the liquidity of the
                                        markets, if any, for any Original Notes remaining
                                        after the completion of this exchange offer will
                                        be substantially limited.

Procedures for Tendering Original       If you are a holder of Original Notes who wishes
Notes.................................  to accept this exchange offer you must:

                                          - complete, sign and date the accompanying
                                            letter of transmittal in accordance with the
                                            instructions contained in the letter of
                                            transmittal; and

                                          - mail or otherwise deliver the letter of
                                            transmittal together with the Original Notes
                                            and any other required documentation to the
                                            exchange agent at the address set forth in
                                            this prospectus.

                                        However, if you hold Original Notes through The
                                        Depository Trust Company, or DTC, and wish to
                                        accept this exchange offer, you must arrange for
                                        DTC to transmit required information to the
                                        exchange agent in connection with a book-entry
                                        transfer. See "The Exchange Offer - Procedures
                                        for Tendering Original Notes."

                                        By tendering your Original Notes in either of
                                        these manners, you will be making a number of
                                        important representations to us, as described
                                        under "The Exchange Offer - Resale of Exchange
                                        Notes," including that you do not intend to
                                        participate in a distribution of the Exchange
                                        Notes.

                                        Please do not send your letter of transmittal or
                                        certificates representing your Original Notes to
                                        us. Those documents should be sent only to the
                                        exchange agent. Questions regarding how to
                                        tender Original Notes and requests for
                                        information should be directed to the exchange
                                        agent. See "The Exchange Offer - Exchange
                                        Agent."

Guaranteed Delivery Procedures........  If you wish to tender your Original Notes and your Original Notes are not immediately
                                        available or you cannot deliver your Original
                                        Notes, the letter of transmittal or any other
                                        documents required by the letter of transmittal to
                                        be delivered to the exchange agent, or you are
                                        unable to comply with the procedures for book-
                                        entry transfer prior to the expiration of this
                                        exchange offer, you must tender your Original
                                        Notes according to the guaranteed delivery
                                        procedures set forth in "The Exchange Offer -
                                        Procedures for Tendering Original Notes -
                                        Guaranteed Delivery" in order to participate in
                                        this exchange offer.

Special Procedures for Beneficial       If your Original Notes are registered in the name
Owners................................  of a broker, dealer, commercial bank, trust company or other nominee and you wish to
                                        tender your Original Notes, we urge you to
                                        contact that person promptly and instruct the
                                        registered holder to tender your Original Notes
                                        on your behalf.

                                        If your Original Notes are registered in the name
                                        of a broker, dealer, commercial bank, trust
                                        company or other nominee and you wish to
                                        tender your Original Notes on your own behalf,
                                        you must, prior to completing and executing the
                                        letter of transmittal and delivering your Original
                                        Notes to the exchange agent, either make
                                        appropriate arrangements to register ownership
                                        of the Original Notes in your name or obtain a
                                        properly completed note power from the
                                        registered holder. Please note that the transfer of
                                        registered ownership may take considerable time.

Withdrawal Rights.....................  You may validly withdraw the tender of your
                                        Original Notes at any time prior to 5:00 p.m.,
                                        New York City time, on the expiration date. See
                                        "The Exchange Offer - Withdrawal Rights."


Acceptance of Original Notes and
Delivery of Exchange Notes............  We will accept for exchange any and all Original
                                        Notes which are validly tendered and not
                                        withdrawn in accordance with the terms and
                                        conditions of this exchange offer prior to 5:00
                                        p.m., New York City time, on the expiration date.
                                        The Exchange Notes issued pursuant to this
                                        exchange offer will be delivered on the earliest
                                        practicable date following the exchange date. See
                                        "The Exchange Offer - Terms of the Exchange
                                        Offer."

Resales of Exchange Notes.............  We believe that you will be able to offer for resale, resell or otherwise transfer Exchange
                                        Notes issued in this exchange offer without
                                        compliance with the registration and prospectus
                                        delivery provisions of the Securities Act,
                                        provided that:

                                          - You are acquiring the Exchange Notes in the
                                            ordinary course of your business;

                                          - You have no arrangement or understanding with
                                            any person to participate in a distribution of
                                            the Exchange Notes;

                                          - You are not an affiliate of ours; and

                                          - If you are not a broker-dealer, you are not
                                            engaged in, and do not intend to engage in,
                                            the distribution of Exchange Notes.

                                        In addition, each participating broker-dealer that
                                        receives Exchange Notes for its own account in
                                        exchange for Original Notes which were acquired
                                        by the broker-dealer as a result of market-making
                                        or other trading activities must acknowledge that
                                        it will deliver a prospectus meeting the
                                        requirements of the Securities Act in connection
                                        with any resale of the Exchange Notes. A broker-
                                        dealer may use this prospectus for an offer to sell,
                                        resell or otherwise transfer Exchange Notes. See
                                        "Plan of Distribution."

                                        Our belief is based on interpretations by the staff
                                        of the Securities and Exchange Commission
                                        (SEC) set forth in several no-action letters issued
                                        to third parties. The SEC has not considered this
                                        exchange offer in the context of a no-action
                                        letter, and we cannot be sure that the staff of the
                                        SEC would make a similar determination with

                                        respect to this exchange offer. See "The
                                        Exchange Offer - Resale of Exchange Notes."

                                        If our belief is not accurate and you transfer an
                                        Exchange Note without delivering a prospectus
                                        meeting the requirements of the Securities Act or
                                        without an exemption from those requirements,
                                        you may incur liability under the Securities Act.
                                        We do not and will not assume, or indemnify you
                                        against, such liability.

Accrued Interest on the Exchange Notes
and Original Notes....................  Interest on each Exchange Note will accrue from the last date on which interest was paid on the
                                        Original Note surrendered in this exchange offer,
                                        or if no interest has been paid, from the original
                                        date of issuance of the Original Notes.

Certain United States Federal Income
Tax Consequences......................  The exchange of Original Notes for Exchange
                                        Notes pursuant to this exchange offer will not be
                                        a taxable event for United States federal income
                                        tax purposes. See "Certain United States Federal
                                        Income Tax Consequences."

Use of Proceeds.......................  We will not receive any cash proceeds from the issuance of the Exchange Notes. See "Use of
                                        Proceeds."

Exchange Agent........................  JPMorgan Chase Bank.

Registration Rights Agreement.........  The registration rights agreement by and among us and the initial purchasers of the Original Notes
                                        entitles you to exchange your Original Notes for
                                        Exchange Notes with substantially identical
                                        terms. This exchange offer satisfies this right.
                                        After this exchange offer is completed, you will
                                        no longer be entitled to any exchange or
                                        registration rights with respect to your Original
                                        Notes. However, under the circumstances
                                        described in the registration rights agreement,
                                        you may require us to file a shelf registration
                                        statement under the Securities Act. See "The
                                        Exchange Offer - Purpose of the Exchange
                                        Offer" and "The Exchange Offer - Consequences
                                        of Failure to Exchange."

                               THE EXCHANGE NOTES

Securities Offered....................  We are offering $300,000,000 aggregate principal amount of 5.65% Exchange Senior Notes due 2013.

General...............................  The form and terms of the Exchange Notes are identical in all material respects to the form and terms
                                        of the Original Notes, except that the Exchange Notes
                                        (i) will be registered under the Securities Act and,
                                        therefore, will not be subject to the restrictions on
                                        transfer applicable to the Original Notes, (ii) will bear a different CUSIP number and (iii) will not be entitled to
                                        the rights of holders of Original Notes under the
                                        registration rights agreement we entered into when the
                                        Original Notes were issued and sold. The Exchange
                                        Notes will evidence the same debt as the Original
                                        Notes and will be entitled to the benefits of the senior
                                        note indenture. See "Description of the Exchange
                                        Notes."

Maturity..............................  The Exchange Notes will mature on December 15,
                                        2013.

Interest..............................  Interest on the Exchange Notes will accrue at a rate of
                                        5.65% per annum. Interest on the Exchange Notes will
                                        accrue from the last date on which interest was paid on
                                        the Original Notes surrendered in the exchange offer,
                                        or, if no interest has been paid, from the original date
                                        of issuance of the Original Notes, and will be payable
                                        semi-annually in arrears on each June 15 and
                                        December 15.

Indenture.............................  We will issue the Exchange Notes under the indenture dated as of December 1, 2003 between us and
                                        JPMorgan Chase Bank, as trustee.

Optional Redemption...................  The Exchange Notes will be redeemable in whole or in part, at our option, at any time at a redemption price
                                        equal to the greater of

                                          - 100% of the principal amount of the Exchange
                                            Notes being redeemed, and

                                          - the sum of the present values of the remaining
                                            scheduled payments of principal and interest
                                            (excluding the portion of any such interest
                                            accrued to the redemption date) on the
                                            Exchange Notes being redeemed discounted to
                                            the redemption date semiannually (assuming a
                                            360-day year consisting of twelve 30-day
                                            months) at the Adjusted Treasury Rate (as

                                            defined below) plus 25 basis points, plus
                                            accrued and unpaid interest on the Exchange
                                            Notes being redeemed to the date of
                                            redemption. See "Description of Exchange
                                            Notes-Optional Redemption."

Ranking...............................  The Exchange Notes will be our senior unsecured general obligations and will rank equally with all of our
                                        other unsecured and unsubordinated indebtedness and
                                        junior to our secured debt. As of March 31, 2004, we
                                        had approximately $1.6 billion of secured debt
                                        outstanding.

Limitation on Liens...................  So long as any Exchange Notes are outstanding, we may not issue, assume, guarantee or permit to exist any
                                        debt for money borrowed that is secured by any
                                        mortgage, security interest, pledge or lien of or upon
                                        any of our Operating Property (as defined below) with
                                        certain exceptions for certain permitted secured debt
                                        without also equally and ratably securing the
                                        outstanding debt securities and all other indebtedness
                                        entitled to be so secured. See "Description of
                                        Exchange Notes-Limitation on Liens."

Limitation on Sale and Lease-Back
Transactions..........................  So long as any Exchange Notes are outstanding, we may not enter into or permit to exist, any sale and
                                        lease-back transaction with respect to any Operating
                                        Property (except for transactions involving leases for a
                                        term, including renewals, of not more than 48 months),
                                        if the purchasers' commitment is obtained more than
                                        18 months after the later of the completion of the
                                        acquisition, construction or development of that
                                        operating property or the placing in operation of that
                                        operating property or of that operating property as
                                        constructed or developed or substantially repaired,
                                        altered or improved. See "Description of Exchange
                                        Notes-Limitation on Sale and Lease-Back
                                        Transactions."

Risk Factors..........................  You should carefully read and consider, in addition to matters set forth elsewhere in this prospectus, the
                                        information in the "RISK FACTORS" section
                                        beginning on page 16.

Further Issuances.....................  We may from time to time, without the consent of the holders of the Exchange Notes or our other debt
                                        securities, create and issue further debt securities
                                        having the same terms and conditions as the Exchange
                                        Notes so that the further issuance is consolidated and
                                        forms a single series with the previously outstanding
                                        Exchange Notes.


Form and Denomination.................  The Exchange Notes will be issued in fully registered form only in denominations of $1,000 and integral
                                        multiples thereof.

DTC Eligibility.......................  The Exchange Notes will be represented by a Global
                                        Certificate deposited with, or on behalf of, The
                                        Depository Trust Company (DTC) or its nominee. See
                                        "Description of Exchange Notes - Book-Entry,
                                        Delivery and Form."

Trustee and Paying Agent..............  JPMorgan Chase Bank.

Governing Law.........................  The indenture and the Exchange Notes will be governed by, and construed in accordance with, the
                                        laws of the State of New York.

                                  RISK FACTORS

      You should consider the following risk factors, in addition to the other information presented in this prospectus and the documents incorporated by reference into this prospectus, in evaluating us, our business and whether to participate in this exchange offer. Any of the following risks, as well as other risks and uncertainties, could harm the value of the Exchange Notes directly or our business and financial results and thus indirectly cause the value of the Exchange Notes to decline, which in turn could cause you to lose all or part of your investment. The risks below are not the only ones facing us or the Exchange Notes. Additional risks not currently known to us or that we currently deem immaterial also may impair our business and cause the value of the Exchange Notes to decline. See "Cautionary Note Regarding Forward-Looking Statements."

RISKS RELATED TO OUR BUSINESS

WE MAY ULTIMATELY INCUR LIABILITY IN CONNECTION WITH THE AUGUST 14, 2003 REGIONAL OUTAGE, THE RESTATEMENT OF EARNINGS OR THE DAVIS-BESSE REACTOR OUTAGE.

      A number of legal and regulatory proceedings have been filed against FirstEnergy in connection with, among other things, the Davis-Besse outage, FirstEnergy's restatement of its earnings in 2003 and the August 14th outage, all as described under "Summary - Recent Developments" above, alleging violations of federal securities laws, breaches of fiduciary duties by its directors and officers, or damages as a result of one or more of those events. We have also been named as a respondent in two such regulatory proceedings initiated at the PUCO in response to complaints alleging failure to provide reasonable and adequate service stemming primarily from the August 14th power outage. We and FirstEnergy intend to defend these actions vigorously, but cannot predict the outcome of any of these proceedings or whether any further regulatory proceedings or legal actions may be instituted against us. In particular, if we or FirstEnergy were ultimately determined to have legal liability in connection with the August 14th outage, it could have a material adverse effect on our respective financial conditions and results of operations.

      FENOC has received a subpoena from a grand jury sitting in the United States District Court for the Northern District of Ohio, Eastern Division requesting the production of certain documents and records relating to the inspection and maintenance of the reactor vessel head at the Davis-Besse plant. We are unable to predict the outcome of this investigation. FENOC remains subject to possible civil enforcement action by the NRC in connection with the events leading to the Davis-Besse outage. Further, a petition was filed with the NRC on March 29, 2004 by a group objecting to the NRC's restart order of the Davis-Besse plant. The petition seeks, among other things, suspension of the Davis-Besse operating license. If it were ultimately determined that we or FirstEnergy have legal liability or are otherwise made subject to regulatory or civil enforcement action with respect to the Davis-Besse outage, it could have a material adverse effect on our financial condition and results of operations.

CHANGES IN COMMODITY PRICES COULD DECREASE REVENUES FROM POWER WE SELL AND INCREASE THE COST OF POWER WE BUY.

      We and FirstEnergy's other electric utility operating companies sell all of the power generated at our nuclear plants to FirstEnergy Solutions Corp., or FES, our competitive services affiliate. Substantially all of the non-nuclear plants owned by us and FirstEnergy's other utility operating companies are leased to and operated by FirstEnergy Generation Corp., a subsidiary of FES. All of the power generated by these non-nuclear plants is sold by FirstEnergy Generation to FES. FES in turn sells all of this power to us and other FirstEnergy electric utility operating companies at fixed prices.

      While our rates are set by regulatory bodies and the electricity generated at FirstEnergy plants is purchased at fixed prices, a portion of the electricity we purchase from FES comes from purchases it makes in the open market. FES passes on to us and the other FirstEnergy electric utility operating companies the costs of purchased power. As a result, increases in the costs of fuel (particularly coal and natural gas) can affect our financial results and financial position by increasing the amounts passed through to us by FES for open market purchases. In addition, since we still bear the fuel and operations and maintenance costs related to our nuclear plants, increased nuclear fuel costs may adversely affect our results of operations. Changes in the market prices of electricity, which are affected by changes in fuel costs and other factors, may impact our financial results and financial position by increasing the amount we pay to purchase power to supply our provider of last resort, or PLR, obligations in Ohio.

      Electricity and fuel prices may fluctuate substantially over relatively short periods of time for a variety of reasons, including:

   -  severe or unexpected weather or seasonality;

   -  changes in electricity usage;

   -  illiquidity in wholesale power and other markets;

   - transmission or transportation constraints, inoperability or inefficiencies;

   -  availability of competitively priced alternative energy sources;

   -  changes in supply and demand for energy commodities;

   -  changes in power production capacity;

   -  outages at our power production facilities or those of our competitors;

   - changes in production and storage levels of natural gas, lignite, coal, crude oil and refined products;

   - natural disasters, wars, acts of sabotage, terrorist acts, embargoes and other catastrophic events; and

   - federal, state, local and foreign energy, environmental and other regulation and legislation.

      We could be particularly vulnerable if power prices rise while any of FirstEnergy's generating units are out of service as a result of an unscheduled outage, since the amount of electricity available to us from FES at fixed prices would be reduced.

OUR FACILITIES MAY NOT OPERATE AS PLANNED, WHICH MAY INCREASE OUR EXPENSES OR DECREASE OUR REVENUES AND HAVE AN ADVERSE EFFECT ON OUR FINANCIAL PERFORMANCE.

      Operation of power plants and distribution facilities involves many risks, including the breakdown or failure of equipment or processes, accidents, labor disputes, and performance below expected levels. In addition, weather-related incidents and other natural disasters can disrupt generation, transmission and distribution delivery systems. Because the transmission facilities on which we rely are interconnected with those of third parties, the operation of our facilities may be adversely affected by unexpected or uncontrollable events occurring on the systems of such third parties.

      Operation of our power plants below expected capacity levels could result in lost revenues or increased expenses, including higher maintenance costs that we may not be able to recover from customers. Unplanned outages may require us to incur significant replacement power costs. Moreover, if we are unable to perform our contractual obligations, penalties or liability for damages may result.

A DOWNGRADE IN OUR CREDIT RATING COULD NEGATIVELY AFFECT OUR ABILITY TO ACCESS CAPITAL.

      On September 30, 2003, Fitch Ratings lowered the senior unsecured ratings of FirstEnergy to "BBB-" from "BBB." Fitch also lowered our senior secured, senior unsecured, and preferred stock ratings. Fitch announced that the Rating Outlook is Stable for the securities of FirstEnergy, and all of the securities of its electric utility operating companies.

      On December 23, 2003, S&P lowered its corporate credit ratings on FirstEnergy and its regulated utility subsidiaries to "BBB-" from "BBB" and lowered FirstEnergy's senior unsecured debt rating to "BB+" from "BBB-". Our ratings were lowered one notch as well. The ratings were removed from CreditWatch with negative implications, where they had been placed by S&P on August 18, 2003, and the Ratings Outlook returned to Stable.

      On February 6, 2004, Moody's downgraded FirstEnergy senior unsecured debt to Baa3 from Baa2. Our ratings were confirmed.

      Further changes in the credit ratings of FirstEnergy could also affect our credit ratings, as well as those of the other FirstEnergy companies. If our or our affiliates' credit ratings are downgraded, particularly below investment grade, our ability to access the capital markets would be negatively affected and our borrowing costs would increase, which could adversely impact our financial results. In addition, we would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources could decrease.

RISKS RELATED TO OUR INDUSTRY

WE ARE SUBJECT TO COMPLEX AND CHANGING GOVERNMENT REGULATIONS THAT MAY REQUIRE INCREASED EXPENSE AND/OR CHANGES IN BUSINESS STRATEGY THAT COULD HAVE A NEGATIVE IMPACT ON OUR RESULTS OF OPERATIONS.

      We are subject to comprehensive regulation by various federal, state and local regulatory agencies that significantly influences our operating environment. We are required to have numerous permits, approvals and certificates from the agencies that regulate our business. We believe the necessary permits, approvals and certificates have been obtained for our existing operations and that our business is conducted in accordance with applicable laws; however, we are unable to predict the impact on our operating results from the future regulatory activities of any of these agencies. Changes in or reinterpretations of existing laws or regulations or the imposition of new laws or regulations could require us to incur additional expenses or change the way we run our business, and therefore have an adverse impact on our results of operations.

RESTRUCTURING AND DEREGULATION IN THE ELECTRIC UTILITY INDUSTRY MAY RESULT IN INCREASED COMPETITION AND UNRECOVERABLE COSTS THAT COULD ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

      As a result of the actions taken by state legislative bodies over the last few years, major changes in the electric utility business have occurred and are continuing to take place in parts of the United States, including Ohio where we operate. These changes have resulted in fundamental alterations in the way integrated utilities conduct their business. Beginning on January 1, 2001, Ohio customers were able to choose their electricity suppliers as a result of legislation which restructured the electric utility industry. That legislation required unbundling the price for electricity into its component elements - including generation, transmission, distribution and transition charges.

      Increased competition resulting from restructuring efforts could have a significant adverse financial impact on us and our subsidiaries and consequently on our results of operations. Increased competition could result in increased pressure to lower prices, including the price of electricity. Retail competition and the unbundling of regulated electric service could have a significant adverse financial impact on us and our subsidiaries due to potential impairment of assets, a loss of retail customers, lower profit margins or increased costs of capital. We cannot predict the extent and timing of entry by additional competitors into the electric markets.

      FERC and the U.S. Congress are also proposing significant changes in the structure and conduct of our business. If the restructuring and deregulation efforts result in increased competition or unrecoverable costs, our business and results of operations may be adversely affected. We cannot predict the extent and timing of further efforts to restructure, deregulate or re-regulate us or the industry.

      In Ohio, laws applicable to electric industry restructuring and our transition plans include provisions:

   - establishing PLR obligations for customers who have not selected other suppliers in our respective service areas;

   -  allowing customers to select other generation suppliers; and

   -  deregulating our electric generation businesses.

      Under our PLR obligations, see "Summary-Regulatory Matters" above, we are required to provide electric service to customers who have not selected other suppliers at capped rates, which may be below current market rates and below our cost of supplying this power. To satisfy PLR obligations in our service area during applicable transition periods, we source power from FES. We entered into a power supply agreement whereby FES purchases all of the output of our nuclear generating facilities and leases and operates our fossil generating facilities. We are a "full requirements" customer of FES which enables us to meet our PLR responsibilities in our service area. Because PLR rates are capped, we bear the risks associated with increases in the costs of procuring power necessary to satisfy those obligations, whether those increases are experienced directly by us through increases in fuel prices or environmental compliance costs at our nuclear units, for example, or reflected in the increased market prices paid by FES for purchased power and passed on to us from time to time. In addition, increases in these costs can no longer be recovered from customers as was permitted prior to state utility restructuring. If these supply costs were to increase significantly and prove unrecoverable, our profit margins may significantly decrease and adversely affect our results of operations.

      Our PLR customers may choose to purchase power from alternative suppliers. Should they choose to switch from us, our revenues from power sales would decrease. On the other hand, customers originally choosing alternative suppliers may switch back to us, which may increase demand above our available capacity and force us to purchase power from FES which it must buy in the open market at potentially unfavorable prices. Switching by customers as permitted by the state laws referred to above, therefore, could have an adverse effect on our results of operations and financial position.

      As part of our Ohio transition plan, we are obligated to supply electricity to customers who do not choose an alternative supplier of electricity. We are also required to provide up to 400 megawatts, or MW, of low cost supply to unaffiliated alternative suppliers that serve customers within our service area. FES acts as an alternate supplier for a portion of the load in our franchise area. In 2004, the total peak load forecasted for customers electing to stay with us as supplier, including the 400 MW of low cost supply and the load served by FES, is approximately 3,500 MW.

      We may incur potentially significant lost opportunity costs if we could have sold such capacity at more favorable wholesale prices or used it in satisfaction of PLR obligations in preference to higher priced purchased power obtained for that purpose.

WE ARE EXPOSED TO RISKS OF NUCLEAR GENERATION, WHICH INVOLVE ISSUES AND UNCERTAINTIES RELATING TO HEALTH AND SAFETY, ADDITIONAL CAPITAL COSTS, THE ADEQUACY OF INSURANCE COVERAGE AND NUCLEAR PLANT DECOMMISSIONING.

      We currently have interests in two nuclear generating units operated by our affiliate, FENOC: Beaver Valley Power Station Unit 2 and Davis-Besse Nuclear Power Station Unit 1. Our ownership and leasehold interests in these units comprise a total of 657 MW, or 16.1% of our total owned and leased generating capacity. Our affiliates also own the Perry Nuclear Power Plant Unit 1, which is also operated by FENOC. We are, therefore, subject to the risks of nuclear generation, which include the following:

   - the potential harmful effects on the environment and human health resulting from the operation of nuclear facilities and the storage, handling and disposal of radioactive materials;

   - limitations on the amounts and types of insurance commercially available to cover losses that might arise in connection with our nuclear operations or those of others in the United States;

   - uncertainties with respect to contingencies and assessment amounts if insurance coverage is inadequate; and

   - uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed operation.

      The NRC has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Revised safety requirements promulgated by the NRC could necessitate substantial capital expenditures at nuclear plants, including ours. Unlike our fossil plants, which have been leased to and operated by FirstEnergy Generation since 2001, new capital costs as well as fuel, operation and maintenance expenses, for our nuclear plants continue to be borne by us.

      Any of our nuclear plants could face prolonged outages for unforeseen repair issues such as the outage at the Davis-Besse plant described above or could experience a serious nuclear incident at any time. If such an incident did occur, it could cause us to incur significant repair expenses and replacement power costs, which could adversely affect our results of operations, cash flows or financial condition. In addition, a major incident at any nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit. Such an incident, to the extent it reduced the amount of FirstEnergy-owned generation available to us through FES, could also lead to our bearing the burden of potentially unfavorable costs to purchase power on the open market. Depending on prevailing market prices for replacement power, our financial condition, cash flows and results of operations could be materially adversely affected if this were to occur.

      The Price-Anderson Act limits the public liability relative to a single incident at a nuclear power plant to $10.9 billion. The amount is covered by a combination of private insurance and an industry retrospective rating plan. Based on our ownership and leasehold interests in Beaver Valley Unit 2, the Davis-Besse Station and the Perry Plant, our maximum potential assessment under the industry retrospective rating plan (assuming the other affiliate co-owners contribute their proportionate shares of any assessments under the retrospective rating plan) would be $121.4 million per incident but not more than $12.1 million in any one year for each incident. We are also insured as to our respective interests in Beaver Valley Unit 2, Davis-Besse and Perry under policies issued to the operating company for each plant. Under these policies, up to $2.75 billion is provided for property damage and decontamination and decommissioning costs. We have also obtained approximately $382 million of insurance coverage for replacement power costs for its respective interests in Beaver Valley Unit 2, Davis-Besse and Perry. Under these policies, we can be assessed a maximum of approximately $20.5 million for incidents at any covered nuclear facility occurring during a policy year which are in excess of accumulated funds available to the insurer for paying losses.

      We intend to maintain insurance against nuclear risks as described above as long as it is available. To the extent that replacement power, property damage, decontamination, decommissioning, repair and replacement costs and other such costs arising from a nuclear incident at any of our plants exceed the policy limits of the insurance in effect with respect to that plant, to the extent a nuclear incident is determined not to be covered by our insurance policies, or to the extent such insurance becomes unavailable in the future, we would remain at risk for such costs.

OUR OPERATING RESULTS ARE AFFECTED BY WEATHER CONDITIONS AND MAY FLUCTUATE ON A SEASONAL AND QUARTERLY BASIS.

      Weather conditions directly influence the demand for electric power. In our service territory, demand for power peaks during the hot summer months, with market prices also typically peaking at that time. As a result, our overall operating results may fluctuate on a seasonal and quarterly basis. In addition, we have historically sold less power, and consequently received less revenue, when weather conditions are milder. Severe weather, such as tornadoes, hurricanes, storms and droughts, may cause outages and property damage which may require us to incur additional expenses that are generally not insured and that we would not be able to recover from customers. The effect of the failure of our facilities to operate as planned, as described above, would be particularly burdensome during a peak demand period.

OUR COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT, AND THE COST OF COMPLIANCE WITH FUTURE ENVIRONMENTAL LAWS COULD HARM OUR CASH FLOW AND PROFITABILITY.

      Our operations are subject to extensive federal, state and local environmental statutes, rules and regulations. Compliance with these legal requirements requires us to incur significant costs toward environmental monitoring, installation of pollution control equipment, emission fees, maintenance, upgrading, remediation and permitting at all of our facilities. These expenditures have been significant in the past and may increase in the future, although FirstEnergy Generation has been primarily responsible for such costs at our fossil plants since it began leasing and operating them in 2001. If the costs of compliance with existing environmental regulations do increase, it could adversely affect our business and our results of operations, financial position and cash flows. Moreover, environmental laws are subject to change, which may materially increase our costs of compliance or accelerate the timing of these capital expenditures. Because of the deregulation of generation, we may not recover through rates additional costs incurred for such compliance. Our compliance strategy, although reasonably based on the information available to us today, may not successfully address the relevant standards and interpretations in the future.

GOVERNMENTAL AUTHORITIES MAY ASSESS PENALTIES ON US FOR FAILURES TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS.

      If we fail to comply with environmental laws and regulations, even if caused by factors beyond our control or based on new interpretations of longstanding requirements, that failure may result in the assessment of civil or criminal penalties and fines against us.

RISKS RELATED TO THIS EXCHANGE OFFER.

IF YOU DO NOT PROPERLY TENDER YOUR ORIGINAL NOTES FOR EXCHANGE NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED NOTES WHICH ARE SUBJECT TO TRANSFER RESTRICTIONS.

      We will only issue Exchange Notes in exchange for Original Notes that are received by the exchange agent in a timely manner together with all required documents. Therefore, you should allow sufficient time to ensure timely delivery of the Original Notes, and you should carefully follow the instructions on how to tender your Original Notes set forth under "The Exchange Offer - Procedures for Tendering Original Notes" and in the letter of transmittal that you receive with this prospectus. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Original Notes.

      If you do not tender your Original Notes or if we do not accept your Original Notes because you did not tender your Original Notes properly, you will continue to hold Original Notes. Any Original Notes that remain outstanding after the expiration of this exchange offer will continue to be subject to restrictions on their transfer in accordance with the Securities Act. After the expiration of this exchange offer, holders of Original Notes will not (with limited exceptions) have any further rights to have their Original Notes registered under the Securities Act. In addition, if you tender your Original Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. If you continue to hold any Original Notes after this exchange offer is completed, you may have difficulty selling them because of the restrictions on transfer and because there will be fewer Original Notes outstanding. The value of the remaining Original Notes could be adversely affected by the conclusion of this exchange offer. There may be no market for the remaining Original Notes and thus you may be unable to sell such notes.

IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THE EXCHANGE NOTES, YOU MAY BE UNABLE TO SELL THE EXCHANGE NOTES OR TO SELL THEM AT A PRICE YOU DEEM SUFFICIENT.

      The Exchange Notes will be new securities for which there is no established trading market. We do not intend to apply for listing of the Exchange Notes on any national securities exchange or to arrange for the Exchange Notes to be quoted on any automated system. We provide no assurance as to:

   -  the liquidity of any trading market that may develop for the Exchange
      Notes;

   -  the ability of holders to sell their Exchange Notes; or

   -  the price at which holders would be able to sell their Exchange Notes.

      Even if a trading market develops, the Exchange Notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

   -  prevailing interest rates;

   -  the number of holders of the Exchange Notes;

   - the interest of securities dealers in making a market for the Exchange Notes; and

   -  our operating results.

      If a market for the Exchange Notes does not develop, purchasers may be unable to resell the Exchange Notes for an extended period of time. Consequently, a holder of Exchange Notes may not be able to liquidate its investment readily, and the Exchange Notes may not be readily accepted as collateral for loans. In addition, market-making activities will be subject to restrictions of the Securities Act and the Exchange Act.

      In addition, if a large number of holders of Original Notes do not tender Original Notes or tender Original Notes improperly, the limited amount of Exchange Notes that would be issued and outstanding after we complete this exchange offer could adversely affect the development of a market for the Exchange Notes.

IF YOU ARE A BROKER-DEALER, YOUR ABILITY TO TRANSFER THE ORIGINAL NOTES MAY BE RESTRICTED.

      A broker-dealer that purchased Original Notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the Exchange Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their Exchange Notes.

                                 USE OF PROCEEDS

      This exchange offer is intended to satisfy some of our obligations under the related registration rights agreement.

      We will not receive any cash proceeds from the issuance of the Exchange Notes in this exchange offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive outstanding Original Notes in like principal amount. We will cancel all Original Notes surrendered to us in this exchange offer.

      We used the net proceeds from the sale of the Original Notes (i) to provide for the redemption of $150 million aggregate principal amount of our outstanding 9.00% first mortgage bonds due July 1, 2023 at a redemption premium of 104.13% for a total redemption price of $156,195,000 plus accrued interest to the redemption date, (ii) to provide for the repayment of short-term debt and
(iii) for general corporate purposes.

                       CAPITALIZATION AND SHORT-TERM DEBT

      The following table shows our capitalization and short-term debt on a consolidated basis as of March 31, 2004.

                                                             ACTUAL
                                                          MARCH 31, 2004
                                                     -----------------------
                                                       AMOUNT    % OF TOTAL
                                                     ----------  -----------
                                                      (Dollars In Thousands)
SHORT-TERM DEBT ...................................  $   16,203          0.4%

CAPITALIZATION:
Common stockholder's equity .......................   1,775,311         42.0%
Preferred stock not subject to mandatory redemption      96,404          2.3%
Long-term debt and other long-term obligations (a)    2,334,493         55.3%
                                                     ----------  -----------
TOTAL CAPITALIZATION AND SHORT-TERM DEBT ..........  $4,222,411        100.0%
                                                     ----------  -----------

(a) Includes current maturities of $380 million.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

      The following consolidated financial information should be read in conjunction with the consolidated financial statements contained in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC.

                                               YEAR ENDED DECEMBER 31,                      THREE MONTHS
                             ----------------------------------------------------------    ENDED MARCH 31,
                                 1999        2000        2001        2002        2003           2004
                              ----------  ----------  ----------  ----------  ----------  ----------------
                                                         (Dollars In Thousands)
Operating Revenues            $1,864,954  $1,890,339  $2,064,622  $1,843,671  $1,720,784  $        426,535

Operating Income                 405,640     397,568     354,422     306,152     255,148            73,313

Net Income                       204,963     210,424     177,905     136,952     239,411            48,475

Total Assets                  $6,189,261  $6,756,921  $6,526,596  $6,510,243  $6,773,448  $      6,559,938

Consolidated Ratio of
  Earnings to Fixed Charges*        2.14        2.30        2.26        1.92        2.53              2.22

   * The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of income before extraordinary items adding back fixed charges and the provision for income taxes. Fixed charges consist of interest on long-term debt, other interest expense, and an estimate of the interest portion of all rentals charged to income.

                               THE EXCHANGE OFFER

GENERAL

      We are offering to exchange up to $300,000,000 in aggregate principal amount of Exchange Notes for the same aggregate principal amount of Original Notes, properly tendered and not validly withdrawn before the expiration date. Unlike the Original Notes, the Exchange Notes will be registered under the Securities Act. We are making this exchange offer for all of the Original Notes. Your participation in this exchange offer is voluntary, and you should carefully consider whether to accept this offer.

      On the date of this prospectus, $300,000,000 in aggregate principal amount of Original Notes are outstanding. Our obligations to accept Original Notes for Exchange Notes pursuant to this exchange offer are limited by the conditions listed below under "The Exchange Offer - Conditions to the Exchange Offer." We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

PURPOSE OF THE EXCHANGE OFFER

      On December 12, 2003, we issued and sold $300,000,000 in aggregate principal amount of 5.65% Senior Notes due 2013 in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the Original Notes subsequently resold the Original Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and under Regulation S under the Securities Act.

      Because the transactions were exempt from registration under the Securities Act, a holder may reoffer, resell or otherwise transfer Original Notes only if the Original Notes are registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

      In connection with the issuance and sale of the Original Notes, we entered into a registration rights agreement with the initial purchasers of the Original Notes, which requires us to (i) prepare and, as soon as practicable following the date of original issuance of the Original Notes (December 12, 2003), file with the SEC an exchange offer registration statement with respect to this exchange offer and the issuance and delivery to the holders, in exchange for the Original Notes, a like principal amount of Exchange Notes, (ii) use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act not later than 180 calendar days following the date of original issuance of the Original Notes, (iii) use our reasonable best efforts to keep the exchange offer registration statement effective until the closing of this exchange offer and (iv) use our reasonable best efforts to cause this exchange offer to be consummated within 210 calendar days following the date of original issuance of the Original Notes. In addition, there are circumstances under which we are required to file a shelf registration statement with respect to resales of the Original Notes. The registration rights agreement also provides that if neither this exchange offer is consummated nor a shelf registration statement is declared effective within 210 calendar days of the date of original issuance of the Original Notes, the annual interest rate borne by the Original Notes will be increased by 0.25% per annum commencing on the date that is 210 days after the date of original issuance of the Original Notes until this exchange offer is consummated or the shelf registration statement is declared effective. We have filed a copy of the registration rights agreement as an exhibit to the registration statement on Form S-4 with respect to the Exchange Notes offered by this prospectus.

      We are making this exchange offer to satisfy our obligations under the registration rights agreement. Holders of Original Notes who do not tender their Original Notes or whose Original Notes are tendered but not accepted will have to rely on an applicable exemption from registration requirements under the Securities Act and applicable state securities laws in order to sell their Original Notes.

      The Exchange Notes will be issued in a like principal amount and will be identical in all material respects to the Original Notes, except that the Exchange Notes will be registered under the Securities Act, will be issued without a restrictive legend, will bear different CUSIP numbers and will not be entitled to the rights of holders of Original Notes under the registration rights agreement, including additional interest. Consequently, the Exchange Notes, unlike the Original Notes, may be resold by a holder without any restrictions on their transfer under the Securities Act.

RESALE OF EXCHANGE NOTES

      We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the Exchange Notes issued pursuant to this exchange offer in exchange for the Original Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the Exchange Notes to be issued pursuant to this exchange offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by any holder of Exchange Notes (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any purchaser of the Original Notes who is an affiliate of ours or who intends to participate in this exchange offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased the Original Notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act,
(i) will not be able to rely on the interpretations of the staff of the SEC set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Original Notes in this exchange offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements. Because the SEC has not considered our exchange offer in the context of a no-action letter, we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

      If you participate in this exchange offer, you must represent to us, among other things, that:

      (i) any Exchange Notes you receive will be acquired in the ordinary course of business;

      (ii) you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes;

      (iii) you are not an "affiliate" (as defined in Rule 405 of the Securities
Act) of ours;

      (iv) if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution (within the meaning of the Securities Act) of the Exchange Notes; and

      (v) if you are a participating broker-dealer that will receive Exchange Notes for your own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

      Any holder that is not able to make these representations or certain similar representations will not be entitled to participate in this exchange offer and, therefore, will not be permitted to exchange its Original Notes for Exchange Notes.

      This exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE OFFER

      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Original Notes validly tendered and not withdrawn before expiration of this exchange offer. The date of acceptance for exchange of the Original Notes and completion of this exchange offer is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this prospectus. The Original Notes may be tendered only in integral multiples of $1,000. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Original Notes surrendered under this exchange offer. The Exchange Notes will be delivered on the earliest practicable date following the exchange date.

      The form and terms of the Exchange Notes will be substantially identical to the form and terms of the Original Notes, except the Exchange Notes:

      (i)   will be registered under the Securities Act;

      (ii)  will not bear legends restricting their transfer;

      (iii) will bear different CUSIP numbers; and

      (iv) will not be entitled to the rights of holders of Original Notes under the registration rights agreement, including additional interest.

      The Exchange Notes will evidence the same debt as the Original Notes. The Exchange Notes will be issued under and entitled to the benefits of the senior note indenture, as described below, under which the Original Notes were issued.

      This exchange offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding Original Notes. There will be no fixed record date for determining registered holders of Original Notes entitled to participate in this exchange offer.

      We intend to conduct this exchange offer in accordance with the applicable requirements of the Securities Act, Exchange Act and rules and regulations of the SEC. Original Notes that are not exchanged in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the senior note indenture relating to the Original Notes and Exchange Notes. Holders of Original Notes do not have any appraisal or dissenters rights under the senior note indenture in connection with this exchange offer.

      We will be deemed to have accepted for exchange validly tendered Original Notes when we have given oral (promptly confirmed in writing) or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of Original Notes who surrender them in this exchange offer for the purposes of receiving Exchange Notes from us and delivering Exchange Notes to their holders. The exchange agent will make the exchange as promptly as practicable on or after the date of acceptance for exchange of Original Notes. We expressly reserve the right to amend or terminate this exchange offer and not to accept for exchange any Original Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under "The Exchange Offer - Conditions to the Exchange Offer."

      Holders who tender Original Notes in this exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Original Notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with this exchange offer. It is important that you read "The Exchange Offer - Solicitation of Tenders; Fees and Expenses" and "The Exchange Offer - Transfer Taxes" below for more details regarding fees and expenses incurred in this exchange offer.

      Any Original Notes not tendered for exchange will be entitled to the benefits of the senior note indenture. If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events, such Original Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT

      This exchange offer will expire at 5:00 p.m., New York City time, on   ,
2004, unless we have extended the period of time that this exchange offer is open. The expiration date will be at least 20 business days after the date we mail notice of this exchange offer to DTC.

      We reserve the right to extend the period of time that this exchange offer is open, and delay acceptance for exchange of any Original Notes, by giving oral (promptly confirmed in writing) or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all Original Notes previously tendered will remain subject to this exchange offer unless validly withdrawn.

We also reserve the right, in our sole discretion, to:

      (i) end or amend this exchange offer and not to accept for exchange any Original Notes not previously accepted for exchange upon the occurrence of any of the events specified below under "The Exchange Offer - Conditions to the Exchange Offer" that have not been waived by us; and

      (ii)  amend the terms of this exchange offer in any manner.

      If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to holders of Original Notes as promptly as practicable.

      Exchange Notes will only be issued after the exchange agent timely receives (1) a properly completed and duly executed letter of transmittal (or facsimile thereof or an agent's message (as hereinafter defined) in lieu thereof) and (2) all other required documents. However, we reserve the absolute right to waive any defects or irregularities in the tender or conditions of this exchange offer.

      Original Notes that are not accepted for exchange, and those Original Notes submitted for a greater principal amount than the tendering holder desires to exchange, will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

PROCEDURES FOR TENDERING ORIGINAL NOTES

      VALID TENDER

      Except as set forth below, in order for Original Notes to be validly tendered pursuant to this exchange offer, either (i) (a) a properly completed and duly executed letter of transmittal (or facsimile thereof) or an electronic message agreeing to be bound by the letter of transmittal properly transmitted through DTC's Automated Tender Offer Program ("ATOP") for a book-entry transfer, with any required signature guarantees and any other required documents, must be received by the exchange agent at the address or the facsimile number set forth under "The Exchange Offer - Exchange Agent" on or prior to the expiration date and (b) tendered Original Notes must be received by the exchange agent, or such Original Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the exchange agent, in each case on or prior to the expiration date, or (ii) the guaranteed delivery procedures set forth below must be complied with. To receive confirmation of valid tender of Original Notes, a holder should contact the exchange agent at the telephone number listed under "The Exchange Offer - Exchange Agent."

      If less than all of the Original Notes are tendered, a tendering holder should fill in the amount of Original Notes being tendered in the appropriate box on the letter of transmittal. The entire amount of

Original Notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

      If any letter of transmittal, endorsement, note power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Unless waived by us, evidence satisfactory to us of such person's authority to so act also must be submitted.

      Any beneficial owner of Original Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact such entity promptly if such beneficial holder wishes to participate in this exchange offer.

      THE METHOD OF DELIVERING ORIGINAL NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER. DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY AND PROPER INSURANCE SHOULD BE OBTAINED. NO ORIGINAL NOTE, LETTER OF TRANSMITTAL OR OTHER REQUIRED DOCUMENT SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THESE TRANSACTIONS FOR THEM.

      BOOK-ENTRY TRANSFER

      The exchange agent has established an account with respect to the Original Notes at DTC for purposes of this exchange offer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC's ATOP procedures to tender Original Notes. Any participant in DTC may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent's account in accordance with DTC's ATOP procedures for transfer.

      However, the exchange for the Original Notes so tendered will be made only after a book-entry confirmation of such book-entry transfer of Original Notes into the exchange agent's account and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering Original Notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

      SIGNATURE GUARANTEES

      Certificates for Original Notes need not be endorsed and signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are unnecessary unless (i) a certificate for Original Notes is registered in a name other than that of the person surrendering the certificate or (ii) a registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal. In the case of (i) or (ii) above, such certificates for Original Notes must be duly endorsed or accompanied by a properly executed note power, with the endorsement or signature on the note power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Securities Exchange Act of 1934 as an "eligible guarantor institution," including (as such terms are defined therein) (i) a bank, (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer,
(iii) a credit union, (iv) a national securities exchange, registered securities association or clearing agency or (v) a savings association that is a participant in a Securities Transfer Association (each an "Eligible Institution"), unless an Original Note is surrendered for the account of an Eligible Institution. See Instruction 2 to the letter of transmittal.

      GUARANTEED DELIVERY

      If a holder desires to tender Original Notes pursuant to this exchange offer and the certificates for such Original Notes are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Original Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

      (i)   such tenders are made by or through an Eligible Institution;

      (ii) prior to the expiration date, the exchange agent receives from the Eligible Institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, or an electronic message through ATOP with respect to guaranteed delivery for book-entry transfers, setting forth the name and address of the holder of Original Notes and the amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery, or transmission of such electronic message through ATOP for book-entry transfers, the certificates for all physically tendered Original Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or a facsimile thereof), or a properly transmitted electronic message through ATOP in the case of book-entry transfers, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

      (iii) the certificates (or book-entry confirmation) representing all tendered Original Notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or a facsimile thereof), or a properly transmitted electronic message through ATOP in the case of book-entry transfers, and any other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery or transmission of such electronic message through ATOP with respect to guaranteed delivery for book-entry transfers.

      DETERMINATION OF VALIDITY

      We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Original Notes. Our determination will be final and binding. We reserve the absolute right to reject any Original Notes not properly tendered or any Original Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

      Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of Original Notes will not be deemed made until those defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer.

WITHDRAWAL RIGHTS

      You may withdraw your tender of Original Notes at any time before 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal to be effective, the exchange agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date.

      Any notice of withdrawal must:

      (i) specify the name of the person that tendered the Original Notes to be withdrawn;

      (ii) identify the Original Notes to be withdrawn, including the certificate number or numbers (if in certificated form) and principal amount of such Original Notes;

      (iii) include a statement that the holder is withdrawing its election to have the Original Notes exchanged;

      (iv) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Original Notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the senior note indenture register the transfer of the Original Notes into the name of the person withdrawing the tender; and

      (v) specify the name in which any of the Original Notes are to be registered, if different from that of the person that tendered the Original Notes.

      The exchange agent will return the properly withdrawn Original Notes promptly following receipt of a notice of withdrawal. If Original Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Original Notes or otherwise comply with DTC's procedures.

      Any Original Notes withdrawn will not have been validly tendered for exchange for purposes of this exchange offer. Any Original Notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. In the case of Original Notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to its book-entry transfer procedures, the Original Notes will be credited to an account with DTC specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described under "The Exchange Offer - Procedures for Tendering Original Notes" above at any time on or before the expiration date.

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

      Upon satisfaction or waiver of all of the conditions to this exchange offer, we will accept, promptly after the exchange date, all Original Notes validly tendered and will issue the Exchange Notes promptly after the acceptance. Please refer to the section in this prospectus entitled "The Exchange Offer - Conditions to the Exchange Offer" below. For purposes of this exchange offer, we will be deemed to have accepted validly tendered Original Notes for exchange when we give notice of acceptance to the exchange agent.

      For each Original Note accepted for exchange, the holder of the Original Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Original Note.

      In all cases, delivery of Exchange Notes in exchange for Original Notes tendered and accepted for exchange pursuant to this exchange offer will be made only after timely receipt by the exchange agent of:

      (i) Original Notes or a book-entry confirmation of a book-entry transfer of Original Notes into the exchange agent's account at DTC;

      (ii) a properly completed and duly executed letter of transmittal or an electronic message agreeing to be bound by the letter of transmittal properly transmitted through ATOP with any required signature guarantees; and

      (iii) any other documents required by the letter of transmittal.

      Accordingly, the delivery of Exchange Notes might not be made to all tendering holders at the same time and will depend upon when Original Notes, book-entry confirmations with respect to Original Notes and other required documents are received by the exchange agent.

CONDITIONS TO THE EXCHANGE OFFER

      We are required to accept for exchange, and to issue Exchange Notes in exchange for, any Original Notes duly tendered and not validly withdrawn pursuant to this exchange offer and in accordance with the terms of this prospectus and the accompanying letter of transmittal.

      We will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Original Notes, if:

      (i) this exchange offer, or the making of any exchange by a holder, would violate applicable law or any applicable interpretation of the staff of the SEC;

      (ii) the Original Notes are not tendered in accordance with the terms of this exchange offer;

      (iii) each holder of Original Notes exchanged in this exchange offer has not represented that all Exchange Notes to be received by it shall be acquired in the ordinary course of its business, that is not an affiliate of ours and that at the time of the consummation of this exchange offer it shall have no arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the Exchange Notes and shall not have made such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render the use of the registration statement of which this prospectus is a part available; or

      (iv) any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer.

      In addition, we will not be obligated to accept for exchange the Original Notes of any holder who has not made to us the representations described under "The Exchange Offer - Resale of Exchange Notes" and "Plan of Distribution".

      In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for those Original Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the senior note indenture under the Trust Indenture Act of 1939. In any of those events we are required to use reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

      We have appointed JPMorgan Chase Bank as the exchange agent for this exchange offer. You should direct questions and requests for assistance, in each case, with respect to exchange offer procedures, requests for additional copies of this prospectus or of the letter of transmittal, requests for the notice of guaranteed delivery with respect to the exchange of the Original Notes, as well as all executed letters of transmittal, to the exchange agent at the addresses listed below:

BY REGULAR, CERTIFIED OR
    REGISTERED MAIL:                              BY HAND:                               BY COURIER:
------------------------------------------------------------------------------------------------------------
JPMorgan Chase Bank                      JPMorgan Chase Bank                    JPMorgan Chase Bank
Institutional Trust Services             Institutional Trust Services           Institutional Trust Services
P.O. Box 2320                            Window                                 2001 Bryan Street, 9th Floor
Dallas, TX  75221-2320                   4 New York Plaza, 1st Floor            Dallas, TX  75201
Attn: Frank Ivins                        New York, NY 10004-2413                Attn: Frank Ivins

                                         By Facsimile:
                                         Attn: Frank Ivins
                                         (214) 468-6494

                                         Confirm by Telephone:
                                         (214) 468-6464

                                         For Information Call:
                                         (800) 275-2048

      DELIVERY TO AN ADDRESS OTHER THAN AS LISTED ABOVE, OR TRANSMISSIONS TO A FACSIMILE NUMBER OTHER THAN AS LISTED ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

      JPMorgan Chase Bank is the trustee under the senior note indenture governing the Original Notes and Exchange Notes.

SOLICITATION OF TENDERS; FEES AND EXPENSES

      We will pay the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by officers and employees of ours and of our affiliates.

      We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with this exchange offer.

      We will pay the estimated cash expenses to be incurred in connection with this exchange offer, including the following:

      (i)   fees and expenses of the exchange agent and trustee;

      (ii)  SEC registration fees;

      (iii) accounting and legal fees, including fees of one counsel for the holders of the Original Notes; and

      (iv)  printing and mailing expenses.

TRANSFER TAXES

      We will pay all transfer taxes, if any, applicable to the exchange of Original Notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

      (i) certificates representing Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Original Notes tendered;

      (ii) Exchange Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes;

      (iii) tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal; or

      (iv) a transfer tax is imposed for any reason other than the exchange of Original Notes under this exchange offer.

If satisfactory evidence of payment of such transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

ACCOUNTING TREATMENT

      We will record the Exchange Notes at the same carrying value as the Original Notes for which they are exchanged, which is the aggregate principal amount of the tendered Original Notes as reflected in our accounting records on the date this exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of Exchange Notes for Original Notes. We will amortize the expenses incurred in connection with the issuance of the Exchange Notes over the terms of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

      If you do not exchange your Original Notes for Exchange Notes pursuant to this exchange offer, you will continue to be subject to the restrictions on transfer of the Original Notes as described in the legend on the Original Notes. In general, the Original Notes may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

      Your participation in this exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your Original Notes. Please refer to the section in this prospectus entitled "Certain United States Federal Income Tax Consequences."

      As a result of the making of, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your Original Notes in this exchange offer, you will be entitled to all of the rights and limitations applicable to the Original Notes under the senior note indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer, including the right to require us to register your Original Notes or pay additional interest. To the extent that Original Notes are tendered and accepted in this exchange offer, the trading market for untendered, or tendered but unaccepted, Original Notes could be adversely affected. Please refer to the section in this prospectus entitled "Risk Factors - If you do not properly tender your Original Notes for Exchange Notes, you will continue to hold unregistered notes which are subject to transfer restrictions."

      We may in the future seek to acquire untendered Original Notes in open market or privately negotiated transactions through subsequent exchange offers or otherwise. However, we have no present plans to acquire any Original Notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered Original Notes.

      Holders of Original Notes and of Exchange Notes that remain outstanding after consummation of this exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the senior note indenture.

                          DESCRIPTION OF EXCHANGE NOTES

      The following is a summary of certain terms and provisions of the Exchange Notes and the senior note indenture. The senior note indenture, as supplemented by an officer's certificate, entered into with respect to the Original Notes and Exchange Notes, contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the Exchange Notes or the senior note indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the senior note indenture and the officer's certificate.

GENERAL

      The form and terms of Exchange Notes are identical in all material respects to the form and terms of the Original Notes except that the Exchange Notes (i) will be registered under the Securities Act, (ii) will not be subject to the restrictions on transfer applicable to the Original Notes, (iii) will bear a different CUSIP number and (iv) will not be entitled to the rights of holders of Original Notes under the registration rights agreement, including additional interest.

      The Original Notes are, and the Exchange Notes will be, debt securities issued under the indenture between us and JPMorgan Chase Bank, as trustee. The Original Notes are, and the Exchange Notes will be, our senior unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness and junior to our secured debt. As of March 31, 2004, we had approximately $1.6 billion of secured debt outstanding. All debt securities issued under the indenture, including the Exchange Notes, are referred to in this prospectus as "debt securities" unless the context otherwise requires.

      The Exchange Notes will be issuable in book-entry only form in denominations of $1,000 and integral multiples thereof. Exchange Notes will be represented by a global certificate, will be issued only in fully registered form and, when issued, will be registered in the name of Cede & Co., as registered owner and as nominee for DTC for the accounts of Euroclear and Clearstream Banking.

      There is no requirement under the indenture that our future issues of debt securities be issued exclusively under the indenture; accordingly, we will be free to employ other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of debt securities, in connection with future issues of other debt securities. There is no limitation on the amount of debt securities that may be issued under the indenture. However, the indenture contains certain restrictive covenants, including a restriction that we may not issue, assume, guarantee or permit to exist any Debt (as defined below) that is secured by any Lien of or upon our Operating Property, so long as any of our debt securities are outstanding, without similarly securing outstanding debt securities subject to certain exceptions. In addition, the indenture also provides that so long as any debt securities are outstanding, certain sale/leaseback arrangements are restricted. See "--Certain Covenants--Limitation on Liens" and "--Limitation on Sale and Lease-Back Transactions" below.

      Under the indenture, all debt securities of any one series need not be issued at the same time, and a series may be reopened for issuances of additional debt securities of such series. This means that we may from time to time, without the consent of the existing holders of the debt securities of any series, including the Exchange Notes, create and issue further debt securities having the same terms and conditions as the Exchange Notes offered hereby in all respects, except for issue date, issue price and, if applicable, the initial interest payment. Additional Exchange Notes issued in this manner will be consolidated with, and will form a single series with, the Exchange Notes offered hereby.

      There is no provision in the indenture or applicable to the Exchange Notes that requires us to redeem, or permits the holders to cause a redemption of, the Exchange Notes, or that otherwise protects the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control relating to us.

MATURITY AND INTEREST

      The Exchange Notes will mature on December 15, 2013 unless earlier redeemed as described under "--Optional Redemption" below.

      Interest on the Exchange Notes will:

   -  be payable in U.S. dollars at the rate of 5.65% per annum;

   - be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months and with respect to any partial periods on the basis of the number of days elapsed in a 360-day year consisting of twelve 30-day months;

   - be payable semiannually in arrears on each June 15 and December 15 and at maturity;

   - initially accrue from, and include, the last date on which interest was paid on the Original Notes surrendered in this exchange offer, or if no interest has been paid, from the original date of issuance of the Original Notes (December 12, 2003); and

   - be paid to the persons in whose names the Exchange Notes are registered at the close of business on the regular record date, which is the business day immediately preceding each interest payment date, with respect to the Exchange Notes that are issued in book-entry form. Otherwise, the record date will be the fifteenth calendar day next preceding each interest payment date. We shall not be required to make transfers or exchanges of Exchange Notes for the period of fifteen calendar days next preceding an interest payment date.

OPTIONAL REDEMPTION

      The Exchange Notes will be redeemable in whole or in part, at our option, at any time, at a redemption price equal to the greater of:

      -  100% of the principal amount of the Exchange Notes being redeemed, and

      - as determined by the Independent Investment Banker, the sum of the present values of the Remaining Scheduled Payments (as defined below), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points, plus, in each case, accrued and unpaid interest on such Exchange Notes to the date of redemption.

      "Adjusted Treasury Rate" means, with respect to any redemption date:

      - the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from these yields on a straight line basis, rounding to the nearest month); or

      - if the release (or any successor release) is not published during the week preceding the calculation date or does not contain these yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date. The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

      "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Exchange Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such securities ("Remaining Life").

      "Comparable Treasury Price" means (1) the average of three Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than three Reference Treasury Dealer Quotations, the average of all such quotations.

      "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

      "Reference Treasury Dealer" means:

      - each of Barclays Capital Inc. and Morgan Stanley & Co. Incorporated and their respective successors; provided, however, that if either of the foregoing cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and

      - any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

      "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

      "Remaining Scheduled Payments" means, with respect to the Exchange Notes to be redeemed, the remaining scheduled payments of principal of and interest on such Exchange Notes that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such Exchange Notes, the amount of the next succeeding scheduled interest payment on such Exchange Notes will be reduced by the amount of interest accrued on such Exchange Notes to such redemption date.

      We will mail notice of any redemption between 30 days and 60 days before the redemption date to each holder of the Exchange Notes to be redeemed.

      If less than all of the Exchange Notes are to be redeemed, the trustee will select the Exchange Notes to be redeemed and will choose the method of random selection it deems fair and appropriate.

      Exchange Notes will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest to the redemption date once you surrender your Exchange Notes for redemption. If only part of a Exchange
Note is redeemed, the trustee will deliver to you a new Exchange Note for the remaining portion without charge.

      We may make any redemption of Exchange Notes conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the Exchange Notes.

PAYMENT AND PAYING AGENTS

      We will pay interest on the Exchange Notes on each interest payment date by wire transfer to an account at a banking institution in the United States that is designated in writing to the trustee by the person entitled to that payment or by check mailed to the person in whose name the Exchange Note is registered as of the close of business on the regular record date relating to the interest payment date, except that interest payable when principal is due, whether at stated maturity or upon earlier acceleration or redemption, will be paid to the person to whom principal is paid. However, if we default in paying interest on a Exchange Note, we may pay defaulted interest to the registered owner of the Exchange Note as of the close of business on a special record date selected by the trustee, which will be between 10 and 15 days before the date we propose for payment of the defaulted interest, or in any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the Exchange Notes may be listed for trading, if the trustee finds it practicable.

REGISTRATION, TRANSFER AND EXCHANGE

      The Exchange Notes will be issued without interest coupons and in denominations that are even multiples of $1,000. Exchange Notes will be exchangeable for other Exchange Notes of any authorized denominations and of a like aggregate principal amount and tenor.

      Exchange Notes may be presented for registration of transfer, duly endorsed or accompanied by a duly executed written instrument of transfer, at the office or agency maintained for this purpose, without service charge except for reimbursement of taxes and other governmental charges as described in the indenture.

      In the event of any redemption of Exchange Notes, the trustee will not be required to exchange or register a transfer of (1) any Exchange Notes during the 15 days before giving any notice of redemption or (2) any Exchange Notes selected for redemption except the unredeemed portion of any Exchange Note being redeemed in part.

CERTAIN COVENANTS

      Limitation on Liens

      The indenture provides that, so long as any debt securities are outstanding, we may not issue, assume, guarantee or permit to exist any Debt that is secured by any mortgage, security interest, pledge or lien ("Lien") of or upon any of our Operating Property (as defined below), whether owned at the date of the indenture or subsequently acquired, without effectively securing the outstanding debt securities (together with, if we so determine, any of our other indebtedness ranking equally with such debt securities) equally and ratably with that Debt (but only so long as that Debt is so secured).

      The foregoing restriction will not apply to:

      (1) Liens on any Operating Property existing at the time of its acquisition (which Liens may also extend to subsequent repairs, alterations and improvements to that Operating Property);

      (2) Liens on operating property of a corporation existing at the time the corporation is merged into or consolidated with, or at the time the corporation disposes of its properties (or those of a division) as or substantially as an entirety to, us;

      (3) Liens on Operating Property to secure the costs of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure Debt incurred to provide funds for any of those purposes or for reimbursement of funds previously expended for any of those purposes, provided the Liens are created or assumed contemporaneously with, or within 18 months after, the acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement;

      (4) Liens in favor of any state or any department, agency or instrumentality or political subdivision of any state, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to those securities), to secure any Debt (including, without limitation, our obligations with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing or refinancing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving property which at the time of such purchase, repair, alteration, construction, development or improvement was owned or operated by us;

      (5) Liens securing Debt outstanding as of the date of issuance of the Exchange Notes (as the first series of debt securities issued under the indenture);

      (6) Liens securing Debt which matures less than one year from its issuance or incurrence and is not extendible at our option;

      (7) Liens on Operating Property which is the subject of a lease agreement designating us as lessee and all of our right, title and interest in such Operating Property and such lease agreement, whether or not such lease agreement is intended as security;

      (8) Liens for taxes and similar levies, deposits to secure performance or obligations under certain specified circumstances and laws, mechanics' and other similar Liens arising in the ordinary course of business, Liens created by or resulting from legal proceedings being contested in good faith, and certain other similar Liens arising in the ordinary course of business;

      (9)   Liens to compensate the trustee as provided in the indenture; or

      (10) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in clauses (1) through (9) above, provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by clauses (1) through (9) above, must not exceed the principal amount of Debt, plus any premium or fee payable in connection with the extension, renewal or replacement, so secured at the time of the extension, renewal or replacement.

      However, the foregoing restriction will not apply to our issuance, assumption or guarantee of Debt secured by a Lien which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with all of our other secured Debt then outstanding (not including secured Debt permitted under any of the foregoing exceptions) and the Value (as defined below) of Sale and Lease-Back Transactions (as defined below) existing at that time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to a Lien under any of the foregoing exceptions in clauses (1) to (10) and Sale and Lease-Back Transactions that are permitted by the first sentence of "--Limitation on Sale and Lease-Back Transactions" below), does not exceed the greater of 15% of our Net Tangible Assets (as defined below) or 15% of our Capitalization as defined below.

      Limitation on Sale and Lease-Back Transactions

      The indenture provides that, so long as any debt securities are outstanding, we may not enter into or permit to exist, any Sale and Lease-Back Transaction with respect to any Operating Property (except for transactions involving leases for a term of not more than 48 months, including renewals), if the purchasers' commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of that Operating Property or the placing in operation of that Operating Property or of that Operating Property as constructed or developed or substantially repaired, altered or improved.

      This restriction will not apply if:

   - we would be entitled pursuant to any of the provisions described in clauses (1) to (10) of the first sentence of the second paragraph under "--Limitation on Liens" above to issue, assume, guarantee or permit to exist Debt secured by a Lien on that Operating Property without equally and ratably securing the debt securities;

   - after giving effect to a Sale and Lease-Back Transaction, we could incur, pursuant to the provisions described in the third paragraph under "--Limitation on Liens," at least $1.00 of additional Debt secured by Liens (other than Liens permitted by the preceding paragraph); or

   - we apply within 180 days after the effective date of such Sale and Leaseback Transaction an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value of such Operating Property at the date of such sale or transfer), and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair value (as determined by our Board of Directors) of the Operating Property so leased, to the retirement of debt securities or our other Debt ranking equally with the debt securities, subject to reduction for debt securities and Debt retired during the 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.

      "Capitalization" means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) liabilities for indebtedness maturing more than twelve (12) months from the date of determination; and (ii) common stock, preferred stock, hybrid preferred securities, premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury. Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and may be determined as of a date not more than sixty (60) days prior to the happening of an event for which such determination is being made.

      "Debt" means any outstanding debt for money borrowed evidenced by notes, debentures, bonds, or other securities.

      "Net Tangible Assets" means the amount shown as total assets on our consolidated balance sheet, less the following: (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense and other regulatory assets carried as an asset on our consolidated balance sheet; (ii) current liabilities; and (iii) appropriate adjustments, if any, on account of minority interests.

      "Operating Property" means (i) any interest in real property owned by us; and (ii) any asset owned by us that is depreciable in accordance with generally accepted accounting principles.

      "Sale and Lease-Back Transaction" means any arrangement with any person or entity providing for the leasing to us of any Operating Property (except for leases for a term, including any renewals, of not more than 48 months), which Operating Property has been or is to be sold or transferred by us to such person or entity; provided, however, Sale and Lease-Back Transaction does not include any arrangement first entered into prior to the date of the indenture and involving the exchange of any Operating Property for any property subject to any such arrangement.

      "Value" means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds to us from the sale or transfer of the Operating Property leased pursuant to the Sale and Lease-Back Transaction or (ii) the net book value of the Operating Property leased, as determined by us in accordance with generally accepted accounting principles, in either case multiplied by a fraction, the numerator of which will be equal to the number of full years of the term of the lease that is part of the Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which will be equal to the number of full years of the term of the lease, without regard, in any case, to any renewal or extension options contained in the lease.

CONSOLIDATION, MERGER, CONVEYANCE, SALE OR TRANSFER

      Under the terms of the indenture, we have agreed not to consolidate with or merge into any other entity or convey or otherwise transfer or lease our properties and assets substantially as an entirety to any entity unless:

   - the successor is an entity organized and existing under the laws of the United States of America or any State of the United States or the District of Columbia;

   - the successor expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all the outstanding debt securities under the indenture and the performance of every covenant of the indenture that we would otherwise have to perform or observe;

   - immediately after giving effect to the transactions, no event of default with respect to any series of debt securities and no event which after notice or lapse of time or both would become an event of default with respect to any series of debt securities will have occurred and be continuing; and

   - we have provided to the trustee an officer's certificate and an opinion of counsel as to the compliance of such acts with the indenture.

MODIFICATION OF THE INDENTURE

      Under the indenture or any supplemental indenture, the rights of the holders of debt securities may be changed with the consent of the holders representing a majority in principal amount of the outstanding debt securities of all series affected by the change, voting as one class, provided, however, that the following changes may not be made without the consent of the holders of each outstanding debt security affected thereby:

   - change the fixed date upon which the principal of or the interest on any debt security is due and payable, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be payable upon a declaration of acceleration of the maturity thereof, or change any place of payment where, or the currency in which, any debt security or any premium, if any, or the interest thereon is payable, or impair the right to institute suit for the enforcement of any payment on or after the date such payment is due or, in the case of redemption, on or after the date fixed for such redemption;

   - reduce the stated percentage of debt securities, the consent of the holders of which is required for any modification of the applicable indenture or for waiver by the holders of certain of their rights; or

   - modify certain provisions of the indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to debt securities of any series.

      An "original issue discount security" means any security authenticated and delivered under the indenture which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof.

      The indenture also permits us and the trustee to amend the indenture without the consent of the holders of any debt securities for any of the following purposes:

   - to evidence the assumption by any permitted successor of our covenants in the indenture and in the debt securities;

   - to add to the covenants with which we must comply or to surrender any of our rights or powers under the indenture;

   -  to add additional Events of Default (as defined below);

   - to change, eliminate, or add any provision to the indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of debt securities of any series, other than any series the terms of which permit such change, elimination or addition, in any material respect, such change, elimination, or addition will become effective with respect to such series only:

            (1) when the consent of the holders of debt securities of such series has been obtained in accordance with the indenture; or

            (2) when no debt securities of such series remain outstanding under the indenture;

   -  to provide collateral security for all of the debt securities;

   - to establish the form or terms of debt securities of any other series as permitted by the indenture;

   - to provide for the authentication and delivery of bearer securities and coupons attached thereto;

   - to evidence and provide for the acceptance of appointment of a separate or successor trustee or co-trustee;

   - to provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

   - to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to us may be served; or

   - to cure any ambiguity or inconsistency or to make any other changes or additions to the provisions of the indenture with respect to matters and questions arising under the indenture; provided that such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect.

EVENTS OF DEFAULT

      An event of default with respect to any series of debt securities is defined in the indenture as being any one of the following:

   - failure to pay interest on the debt securities of that series for 30 days after payment is due;

   - failure to pay principal of or any premium on the debt securities of that series when due, whether at stated maturity or upon earlier acceleration, redemption or otherwise;

   - failure to perform other covenants or warranties in the indenture for 90 days after we are given written notice of such default from the trustee or the trustee receives written notice from the registered owners of at least 33% in principal amount of the debt securities of that series; however, the trustee or the trustee and the holders of such principal amount of debt securities of that series can agree to an extension of the 90-day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

   - certain events of bankruptcy, insolvency, reorganization, receivership or liquidation relating to us; and

   - any other event of default included in the supplemental indenture, board resolution or officer's certificate for that series of debt securities.

      An event of default regarding a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities.

      We will be required to file with the trustee annually an officer's certificate as to the absence of default in performance of certain covenants in the indenture. The indenture provides that the trustee may withhold notice to the holders of the debt securities of any default, except in payment of principal of, or premium, if any, or interest on, the debt securities or in the payment of any sinking fund installment with respect to the debt securities, if the trustee in good faith determines that it is in the interest of the holders of the debt securities to do so.

      The indenture provides that, if an event of default with respect to the debt securities of any series occurs and continues, either the trustee or the holders of 33% or more in aggregate principal amount of the debt securities of that series may declare the principal amount of all the debt securities to be due and payable immediately. However, if the event of default is applicable to all outstanding debt securities under the indenture, or if related to certain events of bankruptcy, insolvency, reorganization, arrangement, adjustment, composition or other similar events, only the trustee or holders of at least 33% in principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make such a declaration of acceleration.

      At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to such declaration of acceleration will be considered waived, and such declaration and its consequences will be considered rescinded and annulled, if:

   -  we have paid or deposited with the trustee a sum sufficient to pay:

            (1) all overdue interest, if any, on all debt securities of that series,

            (2) the principal of and premium, if any, on any debt securities of that series which have otherwise become due and interest, if any, that is currently due, including interest on overdue interest, if any, and

            (3)   all amounts due to the trustee under the indenture; and

   - any other event of default with respect to the debt securities of that series other than the nonpayment of principal of the securities of such series which shall have become due solely by such declaration of acceleration, has been cured or waived as provided in the indenture.

      The indenture does not provide for automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

      Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities, unless the holders shall have offered to the trustee reasonable indemnity.

      The holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. However, if the event of default relates to more than one series of debt securities, only the holders of a majority in aggregate principal amount of all affected series, considered as a class, will have the right to give this direction. However, the trustee shall have the right to decline to follow any direction if the trustee shall determine that the action so directed conflicts with any rule of law or the provisions of the indenture or could involve the trustee in personal liability in circumstances where indemnity to the trustee would not be adequate.

SATISFACTION AND DISCHARGE

      We will be discharged from our obligations on the debt securities of any series, or any portion of the principal amount of the debt securities of any series, if we

      (1) irrevocably deposit with the trustee sufficient cash or eligible obligations (or a combination of both) to pay the principal, or portion of principal, interest, any premium and any other sums when due on the debt securities, whether at their maturity, stated maturity date, redemption or otherwise; and

      (2)   deliver to the trustee:

            (a) a company order stating that the money and eligible obligations deposited in accordance with the indenture shall be held in trust and, in the case eligible obligations are deposited, certain opinions of counsel and of an independent public accountant;

            (b) if such deposit shall have been made prior to the maturity of the debt securities of the series, an officer's certificate stating our intention that, upon delivery of the officer's certificate, our indebtedness in respect of those debt securities, or the portions thereof, will have been satisfied and discharged as contemplated in the indenture; and

            (c) an opinion of counsel to the effect that, as a result of a change in law or a ruling of the United States Internal Revenue Service, the holders of the debt securities of the series, or portions thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of our indebtedness and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if we had not so satisfied and discharged our indebtedness.

      For this purpose, "eligible obligations" include direct obligations of, or obligations unconditionally guaranteed by, the United States entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and which do not contain provisions permitting their redemption or other prepayment at the option of the issuer thereof.

      In the event that all of the conditions set forth above have been satisfied for any series of debt securities, or portions thereof, except that, for any reason, we have not delivered the officer's certificate and opinion described in clauses (b) and (c) above, the holders of those debt securities will no longer be entitled to the benefits of certain of our covenants under the indenture, including the covenants described above in "Limitation on Liens" and "Limitation of Sale and Lease-Back Transactions." Our indebtedness in respect of those debt securities, however, will not be deemed to have been satisfied and discharged prior to maturity, and the holders of those debt securities may continue to look to us for payment of the indebtedness represented thereby.

      The indenture will be deemed satisfied and discharged when no debt securities remain outstanding and when we have paid all other sums payable by us under the indenture. All moneys we pay to the trustee or any paying agent on debt securities which remain unclaimed at the end of two years after payments have become due will be paid to us or upon our order. Thereafter, the holder of those debt securities may look only to us for payment and not the trustee or any paying agent.

RESIGNATION OR REMOVAL OF TRUSTEE

      The trustee may resign at any time by giving written notice to us specifying the day upon which the resignation is to take effect. The resignation will take effect immediately upon the later of the appointment of a successor trustee and the specified day.

      The trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the trustee and us and signed by the holders, or their attorneys in fact, representing a majority in principal amount of the then outstanding debt securities. In addition, under certain circumstances, we may remove the trustee upon notice to the holder of each debt security outstanding and the trustee, and upon the appointment of a successor trustee.

CONCERNING THE TRUSTEE

      JPMorgan Chase Bank is the trustee under the indenture. We and our affiliates maintain other banking relationships in the ordinary course of business with the trustee and its affiliates.

GOVERNING LAW

      The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 shall be applicable.

BOOK-ENTRY

      The certificate representing the Exchange Notes, or Global Certificate, will be issued in fully registered form, without coupons. Upon the issuance of the Global Certificate, DTC or its nominee will credit, on its internal system, the principal amount of the individual beneficial interests represented by such Global Certificate to the accounts of persons who have accounts with such depositary. Such accounts initially will be designated by or on behalf of the initial purchasers. Ownership of beneficial interests in a Global Certificate will be limited to persons who have accounts with DTC, or participants, or persons who hold interests through participants. Ownership of beneficial interests in a Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified Institutional Buyers may hold their interests in a Global Certificate directly through DTC if they are participants in such system or indirectly through organizations which are participants in such system.

      So long as DTC, or its nominee, is the registered owner or holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Certificate for all purposes under the indenture and the Exchange Notes. No beneficial owner of an interest in a Global Certificate will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture.

      Payments of the principal of, and interest on, a Global Certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Certificate as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants and neither we, the trustee or any paying agent will have any responsibility therefor.

      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated Exchange Note for any reason, including to sell Exchange Notes to persons in jurisdictions which require such delivery of such Exchange Notes or to pledge such Exchange Notes, such holder must transfer its interest in a Global Certificate in accordance with DTC's applicable procedures, or the procedures set forth in the indenture.

      DTC will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Certificate is credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Exchange Notes, DTC will exchange a Global Certificate for certificated Exchange Notes, which it will distribute to its participants.

      DTC has advised us that it is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its participants are on file with the SEC.

      Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Exchange Notes represented by a Global Certificate among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

      If DTC is at any time unwilling or unable to continue as a depositary for a Global Certificate and a successor depositary is not appointed by us within 90 days, we will issue certificated Exchange Notes in exchange for a Global Certificate.

      All payments of principal and interest will be made by us in immediately available funds.

      Secondary trading in long-term bonds and notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in the Exchange Notes that are not certificated Exchange Notes will trade in DTC's Same-Day Funds Settlement System until maturity. Therefore, the secondary market trading activity in such interests will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Exchange Notes.

      The information under this caption "Book-Entry" concerning DTC and DTC's book-entry system has been obtained from information provided by DTC. We have provided the foregoing descriptions of the operations and procedures of DTC solely as a matter of convenience. The operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. You are urged to contact DTC or its participants directly to discuss these matters.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following is a discussion of the material United States federal income tax consequences of this exchange offer and of the ownership and disposition of Original Notes and Exchange Notes, which we refer to in this section collectively as the Notes, and, insofar as it relates to matters of law and legal conclusions, constitutes the opinion of Pillsbury Winthrop LLP. Unless otherwise stated, this discussion deals only with U.S. holders who hold Notes as capital assets.

      As used herein, a "U.S. holder" is a beneficial owner of a Note that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to that date may also be treated as U.S. holders. As used herein, a "non-U.S. holder" is a beneficial owner of a Note that is not a U.S. holder. If a partnership, or other entity treated as a partnership for United States federal income tax purposes, is a beneficial owner of a Note, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of owning and disposing of Notes.

      This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers or traders in securities or currencies, or tax-exempt investors. It also does not discuss Notes held as part of a hedge, straddle, "synthetic security" or other integrated transaction. This discussion does not address the tax consequences to persons that have a functional currency other than the U.S. dollar and certain United States expatriates. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Notes. This discussion is based on the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.

      YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, AS WELL AS ANY STATE, LOCAL AND FOREIGN INCOME, FRANCHISE, PERSONAL PROPERTY AND ANY OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE NOTES.

TAX CONSEQUENCES OF THE EXCHANGE OFFER

      The exchange of Original Notes for Exchange Notes pursuant to this exchange offer will not be a taxable event for United States federal income tax purposes. Accordingly, a holder will not recognize any gain or loss as a result of exchanging Original Notes for Exchange Notes pursuant to this exchange offer. A holder will have the same tax basis in an Exchange Note as in the Original Note exchanged therefor, and the holding period of an Exchange Note will include the holding period of the Original Note exchanged therefor.

TAXATION OF U.S. HOLDERS

      INTEREST INCOME

      Interest paid on the Notes will be taxable to a U.S. holder as ordinary income at the time it accrues or is received in accordance with the U.S. holder's regular method of accounting.

      NOTES PURCHASED WITH MARKET DISCOUNT

      A U.S. holder will be considered to have purchased a Note with "market discount" if the holder's tax basis in the Note immediately after the purchase is less than the Note's stated redemption price at maturity. A Note is not treated as having market discount if the amount of market discount is de minimis. For this purpose, the amount of market discount is de minimis if it does not exceed the product of 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity remaining as of such date. If the Note has de minimis market discount, a U.S. holder must generally include such de minimis amount in income (as capital gain) as stated principal payments are made.

      If a Note is treated as having market discount, any partial payment of principal on, or gain recognized on the maturity or disposition of, the Note will generally be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on the Note. Alternatively, a U.S. holder of a Note may elect to include market discount in income currently over the life of the Note. Such an election applies to all debt instruments with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. When such an election is made, market discount accrues on a straight-line basis unless the holder further elects to accrue such discount on a constant yield to maturity basis. This latter election is applicable only to the debt security with respect to which it is made and is irrevocable. A holder of a Note that does not elect to include market discount in income currently will generally be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

      NOTES PURCHASED AT A PREMIUM

      A U.S. holder will be considered to have purchased a Note at a premium if the holder's tax basis in the Note immediately after the purchase (which does not include any amount paid in respect of accrued interest on the Note) is greater than the amount payable at maturity. A holder may elect to treat such premium as "amortizable bond premium," in which case the amount of interest on the Note required to be included in the holder's income each year will be reduced by the amount of the amortizable bond premium allocable (generally under a constant yield method based on the holder's yield to maturity) to such year, with a corresponding decrease in the holder's adjusted tax basis in the Note. Any election to amortize bond premium is applicable to all debt securities (other than a tax-exempt debt security) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and may not be revoked without the consent of the Internal Revenue Service.

      SALE, EXCHANGE OR REDEMPTION OF NOTES

      Except as described above (with respect to this exchange offer and Notes purchased with market discount), a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition of a Note and the holder's tax basis in such Note. The amount realized is generally equal to the amount of cash and the fair market value of property received for the Note (other than amounts attributable to accrued but unpaid interest). A holder's tax basis in the Note generally will be the purchase price paid therefor, increased by any market discount included in income and reduced by any amortized bond premium. In the case of a holder other than a corporation, preferential tax rates may apply to capital gain recognized on the sale of a Note if such holder's holding period for such Note exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

      INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

      In general, information reporting requirements will apply to payments of principal and interest on the Notes and payments of the proceeds of the sale of the Notes, and a backup withholding tax may apply to such payments at the applicable rate, if a non-exempt holder fails to comply with certain identification requirements. Any amounts withheld under the backup withholding rules from a payment to a holder generally will be allowed as a credit against such holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

TAXATION OF NON-U.S. HOLDERS

      INTEREST INCOME

      Generally, interest income of a non-U.S. holder that is not effectively connected with a United States trade or business is subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by an income tax treaty). However, interest income earned on a Note by a non-U.S. holder will qualify for the "portfolio interest" exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that: (i) the non-U.S. holder does not actually or constructively own 10% of more of the total combined voting power of all classes of our stock entitled to vote; (ii) the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; (iii) the non-U.S. holder is not a bank which acquired the Note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (iv) either (a) the non-U.S. holder certifies to the payor or the payor's agent, under penalties of perjury, that it is not a United States person and provides its name, address and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or (b) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business, and holds the Notes in such capacity, certifies to the payor or the payor's agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and furnishes the payor or the payor's agent with a copy thereof. The applicable United States Treasury regulations also provide alternative methods for satisfying the certification requirements of clause (iv), above. If a non-U.S. holder holds the Note through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable United States Treasury regulations.

      Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest in the same manner as a U.S. holder if the interest is effectively connected with a United States trade or business of the non-U.S. holder. Effectively connected interest income received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits" tax at a 30% rate (or, if applicable, at a lower tax rate specified by an applicable income tax treaty). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor's agent.

      SALE, EXCHANGE OR REDEMPTION OF NOTES

      A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, redemption or other disposition of a Note unless (i) the gain is effectively connected with a United States trade or business of the non-U.S. holder or (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and certain other conditions are satisfied.

      INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

      United States backup withholding tax will not apply to payments on the Notes to a non-U.S. holder if the statement described in clause (iv) under "Interest Income" above is duly provided by such holder, provided that the payor does not have actual knowledge that the holder is a United States person. Information reporting requirements may apply with respect to interest payments on the Notes, in which event the amount of interest paid and tax withheld (if any) with respect to each non-U.S. holder will be reported annually to the Internal Revenue Service. Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of Notes effected outside the United States by a foreign office of a "broker" as defined in applicable Treasury regulations (absent actual knowledge that the payee is a United States person), unless such broker (i) is a United States person as defined in the Code, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation for United States federal income tax purposes or (iv) is a foreign partnership with certain United States connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the Notes provides the statement described in clause (iv) under "Interest Income" above or otherwise establishes an exemption.

      THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

      As discussed under "The Exchange Offer" in this prospectus, based on interpretations by the staff of the SEC set forth in no-action letters issued to other companies, we believe that a holder, other than a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act or a broker-dealer registered under the Exchange Act that purchases Original Notes or Exchange Notes from us to resell pursuant to Rule 144A under the Securities Act or any other exemption, that acquires the Exchange Notes in the ordinary course of business and that is not participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in, the distribution of the Original Notes or Exchange Notes will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in this exchange offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corp. (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling dated July 2, 1993, or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of Exchange Notes obtained by such holder in exchange for Original Notes acquired by such holder directly from us or an affiliate thereof, unless an exemption from registration is otherwise available.

      As contemplated by the above no-action letters and the registration rights agreement, each holder accepting this exchange offer is required to represent to us in the letter of transmittal that:

      (i) any Exchange Notes it receives will be acquired in the ordinary course of business;

      (ii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes;

      (iii) it is not an "affiliate" of ours as defined in Rule 405 of the Securities Act;

      (iv) if it is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution (within the meaning of the Securities Act) of the Exchange Notes within the meaning of the Securities Act; and

      (v) if it is a participating broker-dealer that it will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

      This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of the lesser of 90 days after the expiration date and the date on which all participating broker-dealers have sold all Exchange Notes held by them (unless such period is extended pursuant to the registration rights agreement), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, dealers effecting transactions in Exchange Notes may be required to deliver a prospectus.

      We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

      For a period the lesser of 90 days after the expiration date and the date on which all participating broker-dealers have sold all Exchange Notes held by them (unless such period is extended pursuant to the registration rights agreement), we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holders of Original Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of Original Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

      Certain legal matters with respect to the Exchange Notes will be passed upon for us by Pillsbury Winthrop LLP, New York, New York and Gary D. Benz, Esq., Associate General Counsel of FirstEnergy. As of May 21, 2004, Mr. Benz owned approximately 2,926 shares of FirstEnergy common stock.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The financial statements incorporated in this prospectus by reference to The Cleveland Electric Illuminating Company's Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      With respect to the unaudited financial information of The Cleveland Electric Illuminating Company for the three-month periods ended March 31, 2004 and 2003, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 7, 2004 incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

                       WHERE YOU CAN FIND MORE INFORMATION

        We are required by the Exchange Act to file annual, quarterly and special reports and other information with the SEC. These reports and other information can be inspected and copied at the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also read and copy these SEC filings by visiting the SEC's Web site at http://www.sec.gov or our FirstEnergy's Web site at http://www.firstenergycorp.com. Information contained on FirstEnergy's Web site does not constitute part of this prospectus.

      We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Exchange Notes offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement.

      The SEC allows us to incorporate by reference in this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The information in this prospectus is not complete, and should be read together with the information incorporated by reference. We incorporate by reference in this prospectus the information contained in the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding, in each case, information deemed furnished and not filed. Until the termination of this offering, information we file in the future with the SEC will automatically update and supersede this information.

   -  Our Annual Report on Form 10-K for the year ended December 31, 2003.

   -  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

   - Our Current Reports on Form 8-K filed on January 13, 2004, January 20, 2004, February 9, 2004, February 24, 2004, March 8, 2004 and May 24, 2004.

      This prospectus is part of a registration statement on Form S-4 filed with the SEC under the Securities Act.

      You may request additional copies of our Exchange Act reports or copies of our other SEC filings at no cost by writing or telephoning us at the following address:

                   The Cleveland Electric Illuminating Company
                              c/o FirstEnergy Corp.
                              76 South Main Street
                             Akron, Ohio 44308-1890
                          Attention: Investor Services
                                 (800) 736-3402

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 1701.13(E) of Title 17 of Page's Ohio Revised Code Annotated gives a corporation incorporated under the laws of Ohio power to indemnify any person who is or has been a director, officer or employee of that corporation, or of another corporation at the request of that corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, criminal or civil, to which he is or may be made a party because of being or having been such director, officer or employee, provided that in connection therewith, such person is determined to have acted in good faith in what he reasonably believed to be in or not opposed to the best interest of the corporation of which he is a director, officer or employee, without reasonable cause, in the case of a criminal matter, to believe that his conduct was unlawful. The determination as to the conditions precedent to the permitted indemnification of such person is made by the directors of the indemnifying corporation acting at a meeting at which, for the purpose, any director who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by the majority vote of the corporation's voting shareholders (or without a meeting upon two-thirds written consent of such shareholders), by judicial proceeding or by written opinion of independent legal counsel other than an attorney who has been retained by or has performed services for the corporation or any person to be indemnified during the five years preceding the date of determination.

      Section 40 of the Registrant's Amended and Restated Code of Regulations provides as follows:

      "The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a member of the Board of Directors or an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall indemnify such person against expenses, including attorney's fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such person to the full extent to which the Corporation is empowered or authorized to indemnify any person under the Ohio General Corporation Law as now in effect or as amended from time to time. The Corporation shall pay, to the full extent then permitted by law, expenses, including attorney's fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person.

      The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a member of the Board of Directors, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

      Section 1701.13(E) of Title 17 of Page's Ohio Revised Code Annotated provides that the indemnification thereby permitted shall not be exclusive of any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation.

      Section 41 of the Registrant's Amended and Restated Code of Regulations provides as follows:

      "The Corporation may, to the full extent then permitted by law and authorized by the Board of Directors, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in Section 40 against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest."

      The Registrant maintains and pays the premium on contracts insuring the Registrant (with certain exclusions) against any liability to directors and officers they may incur under the above indemnity provisions and insuring each director and officer of the Registrant (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

EXHIBIT NO.                                DESCRIPTION
------------                               -----------
3(a)              Amended Articles of Incorporation, effective March 30, 1994.

3(b)*             Amended and Restated Code of Regulations, effective March 15,
                  2002. (Incorporated by reference to Exhibit 3c to the Company's Annual Report on Form 10-K for the year ended
                  December 31, 2001.)

4(a)*             Indenture dated as of December 1, 2003 between The Cleveland
                  Electric Illuminating Company and JPMorgan Chase Bank, as
                  Trustee. (Incorporated by reference to Exhibit 4-1 to the Company's Annual Report on Form 10-K for the year ended
                  December 31, 2003.)

4(b) Registration Rights Agreement, dated as of December 12, 2003, among The Cleveland Electric Illuminating Company, Barclays
                  Capital Inc. and Morgan Stanley & Co. Incorporated, as representatives of the Initial Purchasers (as defined therein).

4(c)              Form of Exchange Note due 2013.

5(a)              Opinion of Gary D. Benz, Esq.

5(b)              Opinion of Pillsbury Winthrop LLP.

12 Statement of computation of ratio of earnings to fixed charges of The Cleveland Electric Illuminating Company.

15 Letter of PricewaterhouseCoopers LLP re: unaudited interim financial information.

23(a)             Consent of Gary D. Benz, Esq. (included in Exhibit 5(a)).

23(b)             Consent of Pillsbury Winthrop LLP (included in Exhibit 5(b)).

23(c)             Consent of PricewaterhouseCoopers LLP.

24                Power of Attorney (See Signature Page).

25 Form T-1 Statement of Eligibility of JPMorgan Chase Bank to act as Trustee under the Indenture.

99(a)             Form of Letter of Transmittal.

99(b)             Form of Notice of Guaranteed Delivery.

99(c)             Form of Letter to Registered Holders and/or DTC Participants.

*     Incorporated by reference herein as indicated.

      (b)   Financial Statement Schedules.

      None.

ITEM 22. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                POWER OF ATTORNEY

      EACH OF THE UNDERSIGNED DIRECTORS AND OFFICERS OF THE CLEVELAND ELECTRIC ILLUMINATING COMPANY, THE REGISTRANT, INDIVIDUALLY AS SUCH DIRECTOR AND/OR OFFICER, HEREBY MAKES, CONSTITUTES AND APPOINTS A.J. ALEXANDER, L.L. VESPOLI, D.W. WHITEHEAD AND L. F. TORRES, AND EACH OF THEM SEVERALLY, AS HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT TO EXECUTE IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, AND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, THIS REGISTRATION STATEMENT AND ANY AND ALL AMENDMENTS, INCLUDING POST-EFFECTIVE AMENDMENTS, TO THIS REGISTRATION STATEMENT PURSUANT TO THE ABOVE UNDERTAKING, WHICH AMENDMENT MAY MAKE SUCH OTHER CHANGES IN THE REGISTRATION STATEMENT AS THE REGISTRANT DEEMS APPROPRIATE.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on the 25th day of May, 2004.

                                                THE CLEVELAND ELECTRIC
                                                ILLUMINATING COMPANY

                                                By /s/ Anthony J. Alexander
                                                   ----------------------------
                                                   Anthony J. Alexander
                                                   President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                       TITLE                               DATE
          /s/ Anthony J. Alexander
----------------------------------------------            President and Director                  May 25, 2004
             Anthony J. Alexander                     (principal executive officer)

            /s/ Richard H. Marsh                       Senior Vice President, Chief               May 25, 2004
----------------------------------------------        Financial Officer and Director
               Richard H. Marsh                       (principal financial officer)

            /s/ Harvey L. Wagner                      Vice President and Controller               May 25, 2004
----------------------------------------------        (principal accounting officer)
               Harvey L. Wagner

            /s/ Leila L. Vespoli                                 Director                         May 25, 2004
----------------------------------------------
               Leila L. Vespoli